Exhibit 99.2

GUARANTY BANCORP
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF
GUARANTY BANCORP AS OF SEPTEMBER 30, 2018

GUARANTY BANCORP
Denver, Colorado
FINANCIAL STATEMENTS
September 30, 2018

GUARANTY BANCORP AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2018	2017
	(In thousands, except share and per share data)
Assets
Cash and due from banks	$39,188	$51,553
Time deposits with banks	254	254
Securities available for sale, at fair value	335,025	329,977
Securities held to maturity (fair value of $241,636 and $257,665
at September 30, 2018 and December 31, 2017)	251,188	259,916
Bank stocks, at cost	26,021	24,419
Total investments	612,234	614,312
Loans held for sale	2,228	1,725
Loans, held for investment, net of deferred costs and fees	2,929,415	2,805,663
Less allowance for loan losses	(23,750)	(23,250)
Net loans, held for investment	2,905,665	2,782,413
Premises and equipment, net	63,030	65,874
Other real estate owned and foreclosed assets	596	761
Goodwill	67,917	65,106
Other intangible assets, net	15,814	14,441
Bank-owned life insurance	80,277	78,573
Other assets	23,324	23,878
Total assets	$3,810,527	$3,698,890
Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$960,931	$939,550
Interest-bearing demand and NOW	850,848	813,882
Money market	570,995	527,621
Savings	211,996	201,687
Time	465,177	458,887
Total deposits	3,059,947	2,941,627
Securities sold under agreement to repurchase	8,622	44,746
Federal Home Loan Bank line of credit borrowing	183,060	157,444
Federal Home Loan Bank term notes	50,000	70,000
Subordinated debentures, net	65,127	65,065
Interest payable and other liabilities	15,532	15,109
Total liabilities	3,382,288	3,293,991
Stockholders’ equity:
Common stock (1)	32	32
Additional paid-in capital - common stock	862,094	859,509
Accumulated deficit	(314,678)	(343,383)
Accumulated other comprehensive loss	(11,517)	(4,694)
Treasury stock, at cost, 2,461,802 and 2,421,208 shares, respectively	(107,692)	(106,565)
Total stockholders’ equity	428,239	404,899
Total liabilities and stockholders’ equity	$3,810,527	$3,698,890

(1)
Common stock—$0.001 par value; 40,000,000 shares authorized; 31,765,316 shares issued and 29,303,514 shares outstanding at September 30, 2018 (includes 430,501 shares of unvested restricted stock); 40,000,000 shares authorized; 31,643,472 shares issued and 29,222,264 shares outstanding at December 31, 2017 (includes 434,149 shares of unvested restricted stock).

See "Notes to Unaudited Condensed Consolidated Financial Statements."

GUARANTY BANCORP AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

	(In thousands, except share and per share data)
Interest income:
Loans, including costs and fees	$33,825	$30,902	$99,489	$87,270
Investment securities:
Taxable	2,652	2,221	7,763	6,892
Tax-exempt	1,206	1,233	3,659	3,713
Dividends	406	275	1,220	1,011
Federal funds sold and other	26	57	83	76
Total interest income	38,115	34,688	112,214	98,962
Interest expense:
Deposits	3,186	1,939	8,234	5,262
Securities sold under agreement to repurchase	23	16	71	48
Federal funds purchased	33	-	56	-
Borrowings	1,146	531	3,333	2,079
Subordinated debentures	937	868	2,759	2,568
Total interest expense	5,325	3,354	14,453	9,957
Net interest income	32,790	31,334	97,761	89,005
Provision for loan losses	206	497	924	708
Net interest income, after provision for loan losses	32,584	30,837	96,837	88,297
Noninterest income:
Deposit service and other fees	3,571	3,580	10,538	10,405
Investment management and trust	2,750	1,478	7,514	4,482
Increase in cash surrender value of life insurance	670	674	2,001	1,884
Gain (loss) on sale of securities	-	(86)	16	(86)
Gain on sale of SBA loans	430	143	916	971
Other	851	341	1,612	1,218
Total noninterest income	8,272	6,130	22,597	18,874
Noninterest expense:
Salaries and employee benefits	12,617	11,736	38,391	34,909
Occupancy expense	1,667	1,714	5,086	4,940
Furniture and equipment	1,009	974	3,100	2,894
Amortization of intangible assets	924	672	2,788	1,969
Other real estate owned, net	19	(20)	60	174
Insurance and assessments	694	642	2,061	1,995
Professional fees	905	929	3,036	3,155
Impairment of long-lived assets	-	-	-	224
Other general and administrative	3,775	5,160	11,705	12,579
Total noninterest expense	21,610	21,807	66,227	62,839
Income before income taxes	19,246	15,160	53,207	44,332
Income tax expense	4,302	5,106	11,443	14,313
Net income	$14,944	$10,054	$41,764	$30,019

Earnings per common share–basic:	$0.52	$0.36	$1.45	$1.08
Earnings per common share–diluted:	0.51	0.36	1.44	1.07
Dividends declared per common share:	0.16	0.13	0.49	0.38

Weighted average common shares outstanding-basic:	28,868,984	27,920,658	28,851,952	27,900,627
Weighted average common shares outstanding-diluted:	29,068,332	28,120,111	29,083,965	28,140,332

See "Notes to Unaudited Condensed Consolidated Financial Statements."

GUARANTY BANCORP AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Comprehensive Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

	(In thousands)

Net income	$14,944	$10,054	$41,764	$30,019
Change in net unrealized gains (losses) on available for sale securities during the period excluding the change attributable to
available for sale securities reclassified to held to maturity	(2,592)	91	(9,086)	2,249
Income tax effect	640	(35)	2,241	(855)
Change in unamortized loss on available for sale securities
reclassified into held to maturity securities	102	120	316	365
Income tax effect	(25)	(46)	(78)	(139)
Reclassification adjustment for net losses (gains) included
in net income during the period	-	86	(16)	86
Income tax effect	-	(33)	4	(33)
Change in fair value of derivatives during the period	101	33	808	(187)
Income tax effect	(25)	(13)	(199)	71
Reclassification adjustment of losses on derivatives
during the period	52	190	263	609
Income tax effect	(13)	(72)	(65)	(231)
Other comprehensive income (loss)	(1,760)	321	(5,812)	1,935
Total comprehensive income	$13,184	$10,375	$35,952	$31,954

See "Notes to Unaudited Condensed Consolidated Financial Statements”

GUARANTY BANCORP AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Changes in Stockholders’ Equity
(In thousands, except share data)

	Common Stock Shares Outstanding	Common Stock and Additional Paid-in Capital	Treasury Stock	Accumulated Deficit	Accumulated Other Comprehensive Loss	Totals

Balance, January 1, 2017	28,334,004	$832,098	$(105,050)	$(367,944)	$(6,726)	$352,378
Net income	-	-	-	30,019	-	30,019
Other comprehensive income	-	-	-	-	1,935	1,935
Stock compensation awards, net of forfeitures	108,011	-	-	-	-	-
Stock based compensation, net	-	2,272	-	-	-	2,272
Repurchase of common stock	(40,145)	-	(985)	-	-	(985)
Dividends paid	-	-	-	(10,467)	-	(10,467)
Balance, September 30, 2017	28,401,870	$834,370	$(106,035)	$(348,392)	$(4,791)	$375,152

Balance, January 1, 2018	29,222,264	$859,541	$(106,565)	$(343,383)	$(4,694)	$404,899
Net income	-	-	-	41,764	-	41,764
Other comprehensive loss	-	-	-	-	(5,812)	(5,812)
Stock compensation awards, net of forfeitures	121,844	-	-	-	-	-
Stock based compensation, net	-	2,585	-	-	-	2,585
Repurchase of common stock	(40,594)	-	(1,127)	-	-	(1,127)
Reclassification of stranded tax effect	-	-	-	1,011	(1,011)	-
Dividends paid	-	-	-	(14,070)	-	(14,070)
Balance, September 30, 2018	29,303,514	$862,126	$(107,692)	$(314,678)	$(11,517)	$428,239

See "Notes to Unaudited Condensed Consolidated Financial Statements."

GUARANTY BANCORP AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
	2018	2017

	(In thousands)
Cash flows from operating activities:
Net income	$41,764	$30,019
Reconciliation of net income to net cash from operating activities:
Depreciation and amortization	5,009	4,178
Net accretion on investment and loan portfolios	(844)	(392)
Provision for loan losses	924	708
Impairment of long-lived assets	-	224
Stock compensation, net	2,585	2,272
Dividends on bank stocks	(512)	(362)
Increase in cash surrender value of life insurance	(1,704)	(1,587)
Net gain on sale of securities and SBA loans	(932)	(885)
Gain on the sale of other assets	(954)	(271)
Origination of SBA loans with intent to sell	(11,421)	(5,413)
Proceeds from the sale of SBA loans originated with intent to sell	11,719	10,641
Loss, net, and valuation adjustments on real estate owned	49	160
Net change in:
Interest receivable and other assets	10	1,433
Net deferred income tax assets	118	493
Interest payable and other liabilities	(1,000)	(2,804)
Net cash from operating activities	44,811	38,414
Cash flows from investing activities:
Activity in available for sale securities:
Sales, maturities, prepayments and calls	28,619	83,967
Purchases	(44,352)	(57,765)
Activity in held to maturity securities and bank stocks:
Maturities, prepayments and calls	22,555	18,431
Purchases	(15,962)	(30,184)
Loan originations, net of principal collections	(114,020)	(69,615)
Loan purchases	(6,465)	(79,154)
Purchase of bank-owned life insurance contracts	-	(7,500)
Proceeds from sale of other assets	5,687	1,463
Proceeds from sales of other real estate owned and foreclosed assets	112	514
Proceeds from sale of SBA and other loans transferred to held for sale	-	3,940
Additions to premises and equipment	(803)	(879)
Cash paid in acquisition, net of cash received	(5,223)	-
Net cash from investing activities	(129,852)	(136,782)
Cash flows from financing activities:
Net change in deposits	118,381	199,020
Repayment of Federal Home Loan Bank term notes	(20,000)	(2,409)
Net change in borrowings on Federal Home Loan Bank line of credit	25,616	(73,509)
Cash dividends on common stock	(14,070)	(10,467)
Net change in repurchase agreements and federal funds purchased	(36,124)	995
Repurchase of common stock	(1,127)	(985)
Net cash from financing activities	72,676	112,645
Net change in cash and cash equivalents	(12,365)	14,277
Cash and cash equivalents, beginning of period	51,553	50,111
Cash and cash equivalents, end of period	$39,188	$64,388
See "Notes to Unaudited Condensed Consolidated Financial Statements."

GUARANTY BANCORP AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements

(1)	Organization, Operations and Basis of Presentation

Guaranty Bancorp is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and headquartered in Colorado.

The Company’s principal business is to serve as a holding company for its bank subsidiary, Guaranty Bank and Trust Company, referred to as the “Bank”.

References to “Company,” “us,” “we,” and “our” refer to Guaranty Bancorp on a consolidated basis. References to “Guaranty Bancorp” or to the “holding company” refer to the parent company on a stand-alone basis.

The Bank is a full-service community bank offering an array of banking products and services to the communities it serves along the Front Range of Colorado including accepting time and demand deposits and originating commercial loans, commercial and residential real estate loans, Small Business Administration (“SBA”) guaranteed loans and consumer loans. The Bank, together with its wholly owned subsidiary Private Capital Management, LLC (“PCM”), provides wealth management services, including private banking, investment management and trust services. Substantially all of the Bank’s loans are secured by specific items of collateral, including business assets, commercial and residential real estate, which include land or improved land, and consumer assets. There are no significant concentrations of loans to any one industry or customer.

On September 8, 2016, the Company completed the acquisition of Home State Bancorp (“Home State”), based in Loveland, Colorado, in exchange for a combination of Company stock and cash. The transaction enhanced the Company’s balance sheet liquidity and supports the Company’s objective of serving the banking needs of northern Colorado business and consumer customers. On April 3, 2017, Cherry Hills Investment Advisors, Inc. (“CHIA”), a previous wholly owned subsidiary of the Bank, was consolidated into PCM. On October 27, 2017, the Company completed the acquisition of Castle Rock Bank Holding Company (“Castle Rock”), based in Castle Rock, Colorado in exchange for Company stock. Similar to the Home State acquisition, the Castle Rock acquisition enhanced the Company’s liquidity and grew market share in Douglas County, Colorado. On January 16, 2018, the Company through PCM acquired the assets of Wagner Wealth Management, LLC (“Wagner”). The Wagner acquisition increased the Company’s market share in the Denver wealth management marketplace and added additional investment advisory expertise.

On May 22, 2018 the Company jointly announced with Independent Bank Group, Inc. (“Independent”), the execution of an Agreement and Plan of Reorganization (the “Reorganization Agreement”), under which the Company would merge (the “Merger”) with and into Independent in an all-stock transaction. Under the terms of the Reorganization Agreement, stockholders of the Company will receive 0.45 shares of Independent common stock for each share of Company common stock. Closing of the Merger remains subject to customary conditions, including the receipt of bank regulatory approvals and the satisfaction of other customary closing conditions. Independent’s Registration Statement on Form S-4, which registered the Independent shares to be issued in connection with the Merger, was filed with the Securities and Exchange Commission on August 15, 2018 and has been made effective. Independent’s shareholders approved the transaction at the special meeting of shareholders on September 24, 2018 and the Company’s stockholders approved the transaction at the Company’s special meeting of stockholders on September 25, 2018.

(a)	Basis of Presentation

The accounting and reporting policies of the Company conform to generally accepted accounting principles in the United States of America. All material intercompany balances and transactions have been eliminated in consolidation. The Company’s financial statements reflect all adjustments that are, in the opinion of management, necessary for a fair presentation of its financial position and results of operations for the periods presented. All such adjustments are of a normal and recurring nature. Subsequent events have been evaluated through the date of financial statement issuance.

Certain information and note disclosures normally included in consolidated financial statements, prepared in accordance with generally accepted accounting principles (“GAAP”) in the United States of America, have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). The interim operating results presented in these financial statements are not necessarily indicative of operating results for the full year. For further information, refer to the consolidated financial statements and notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

(b)	Business Combinations

The Company accounts for acquisitions of businesses using the acquisition method of accounting. Under the acquisition method, assets acquired and liabilities assumed are recorded at their estimated fair value upon the date of acquisition. Management utilizes various valuation techniques including discounted cash flow analyses to determine the fair values of assets acquired and liabilities assumed. Any excess of purchase price over amounts allocated to the acquired assets, including identifiable intangible assets, and liabilities assumed is recorded as goodwill.

(c)	Use of Estimates

The preparation of the consolidated financial statements, in conformity with U.S. GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the consolidated balance sheets and income and expense for the periods presented. Actual results could differ significantly from those estimates.

(d)	Loans and Loan Commitments

The Company extends commercial, real estate and consumer loans to customers. A substantial portion of the loan portfolio consists of commercial and real estate loans throughout the Front Range of Colorado. The ability of the Company’s borrowers to honor their loan contracts is generally dependent upon the real estate and general economic conditions prevailing in Colorado, among other factors.

Loans acquired in a business combination, that on the date of acquisition reflected evidence of credit deterioration since origination and for which collection of all contractually required payments was not probable, were designated as purchased credit impaired or “PCI” loans. In the September 8, 2016 Home State transaction, the Company designated $2,108,000 of loans as PCI. In the October 27, 2017 Castle Rock transaction, the Company designated $1,283,000 of loans as PCI. As of September 30, 2018, $1,060,000 in PCI loans remained in the Company’s loan portfolio. Loans not designated as PCI (“Non-PCI” loans) comprise the significant majority of the Company’s loan portfolio and consist of internally originated loans in addition to acquired loans. Acquired Non-PCI loans were designated as such as of the date of acquisition for one or both of the following reasons: (1) management considered the collection of all contractually required payments probable, and (2) the loan demonstrated no evidence of credit deterioration since origination.

Loans that management has the intent and ability to hold for the foreseeable future, or until maturity or payoff, are reported at their outstanding unpaid principal balances, adjusted for charge-offs, the allowance for loan losses, acquisition-related discounts and any deferred fees or costs. Acquired loans are recorded upon acquisition at fair value, with no associated allowance for loan loss. However, if subsequent to acquisition, the credit quality of an acquired loan deteriorates, an allowance may be required. Accounting for loans is performed consistently across all portfolio segments and classes.

A portfolio segment is defined in accounting guidance as the level at which an entity develops and documents a systematic methodology to determine its allowance for loan losses. A class is defined in accounting guidance as a group of loans having similar initial measurement attributes, risk characteristics and methods for monitoring and assessing risk.

Interest income is accrued on the unpaid principal balance of the Company’s loans. Loan origination fees, net of direct origination costs, are deferred and recognized as an adjustment to the related loan yield using the effective interest method without anticipating prepayments. Purchase discount or premium on acquired Non-PCI loans is recognized as an adjustment to interest income over the contractual life of such loans using the effective interest method, or taken into income when the related loans are paid off or sold. With respect to PCI loans, the “accretable yield”, calculated as the excess of undiscounted expected cash flows at acquisition over the fair value at acquisition, is accreted into income over the term of the loan assuming the amount and timing of cash flows are reasonably estimable.
The accrual of interest on loans is discontinued (and the loan is put on nonaccrual status) at the time the loan is 90 days past due unless the loan is well secured and in process of collection. The time at which a loan enters past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off prior to the date on which they would otherwise enter past due status if collection of principal or interest is considered doubtful. The interest on a nonaccrual loan is accounted for using the cost-recovery or cash-basis method until the loan qualifies for a return to the accrual-basis method. Under the cost-recovery method, interest income is not recognized until the loan balance is reduced to zero, with payments received being applied first to the principal balance of the loan. Under the cash-basis method, interest income is recognized when the payment is received in cash. A loan is returned to accrual status after the delinquent borrower’s financial condition has improved, when all the principal and interest amounts contractually due are brought current, and when the likelihood of the borrower making future timely payments is reasonably assured.

Financial instruments include off‑balance sheet credit instruments, such as commitments to make loans and commercial letters of credit issued to meet customer financing needs. The face amount of each item represents the Company’s total exposure to loss with respect to the item before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

(e)	Allowance for Loan Losses and Allowance for Unfunded Commitments

The allowance for loan losses, or “the allowance”, is a valuation allowance for probable incurred loan losses and is reported as a reduction of outstanding loan balances.

Management evaluates the amount of the allowance on a regular basis based upon its periodic review of the collectability of the Company’s loans. Factors affecting the collectability of the loans include the nature and volume of the loan portfolio, adverse situations that may affect borrowers’ ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. Management maintains the allowance at a level that it deems appropriate to adequately provide for probable incurred losses in the loan portfolio and other extensions of credit. The Company’s methodology for estimating the allowance is consistent across all portfolio segments and classes of loans.

Loans deemed to be uncollectable are charged-off and deducted from the allowance. The Company’s loan portfolio primarily consists of non-homogeneous commercial and real estate loans where charge-offs are considered on a loan-by-loan basis based on the facts and circumstances, including management’s evaluation of collateral values in comparison to book values on collateral-dependent loans. Charge-offs on smaller balance unsecured homogenous type loans, such as overdrafts and ready reserves are recognized by the time the loan in question is 90 days past due. The provision for loan losses and recoveries on loans previously charged-off are added to the allowance.

The allowance consists of both specific and general components. The specific component relates to loans that are individually classified as impaired. All loans are subject to individual impairment evaluation should the pertinent facts and circumstances suggest that such evaluation is necessary. Factors considered by management in determining impairment include the loan’s payment status and the probability of collecting scheduled principal and interest payments when they become due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the original underlying loan agreement. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. If a loan is impaired, a portion, if any, of the allowance is allocated so that the loan is reported at the present value of estimated future cash flows using the loan’s original contractual rate or at the fair value of collateral, less estimated selling costs, if repayment is expected solely from collateral. Troubled debt restructurings (“TDRs”) are separately identified for impairment disclosures. If a TDR is considered to be a collateral-dependent loan, impairment of the loan is measured using the fair value of the collateral, less estimated selling costs. Likewise, if a TDR is not collateral-dependent, impairment is measured using the present value of estimated future cash flows using the loan’s effective rate at inception. For TDRs that subsequently default, the Company determines the amount of reserve in accordance with its accounting policy for the allowance.

The general component of the allowance covers all other loans not specifically identified as impaired and is determined by calculating losses recognized by portfolio segment during the current credit cycle and adjusted based on management’s evaluation of various qualitative factors. In performing this calculation, loans are aggregated into one of three portfolio segments: Real Estate, Consumer and Commercial & Other. An assessment of risks impacting loans in each of these portfolio segments is performed and qualitative adjustment factors, which will adjust the historical loss rate, are estimated. These qualitative adjustment factors consider current conditions relative to conditions present throughout the current credit cycle in the following areas: credit quality, loan class concentration levels, economic conditions, loan growth dynamics and organizational conditions. The historical loss experience is adjusted for management’s estimate of the impact of these factors based on the risks present for each portfolio segment.

The Company recognizes a liability in relation to unfunded commitments that is intended to represent the estimated future losses on commitments. In calculating the amount of this liability, management considers the amount of the Company’s off-balance sheet commitments, estimated utilization factors and loan specific risk factors. The Company’s liability for unfunded commitments is calculated quarterly and the liability is included under “other liabilities” in the consolidated balance sheet.

(f)	Goodwill and Other Intangible Assets

Goodwill was recorded in the Home State, Castle Rock and Wagner transactions and represents the excess of the purchase price over the fair value of acquired tangible assets and identifiable intangible assets less liabilities. Goodwill is assessed at least annually for impairment and any such impairment is recognized in the period identified.

Intangible assets acquired in a business combination are amortized over their estimated useful lives to their estimated residual values and evaluated for impairment whenever changes in circumstances indicate that such an evaluation is necessary.

Core deposit intangible assets (“CDI assets”) are recognized at the time of their acquisition based on valuations prepared by independent third parties or other estimates of fair value. In preparing such valuations, management considers variables such as deposit servicing costs, attrition rates and market discount rates. CDI assets are amortized to expense over their useful lives, ranging from 10 to 15 years.

Customer relationship intangible assets are recognized at the time of their acquisition based upon management’s estimate of their fair value. In preparing their valuation, management considers variables such as growth in existing customer base, attrition rates and market discount rates. The customer relationship intangible assets are amortized to expense over their estimated useful life, ranging from 10 to 13 years. The Company has added to its aggregated customer relationship intangible asset in its acquisitions of PCM, CHIA, Home State and Wagner.

Non-compete intangible assets are recognized at estimated fair value in the event that non-compete or similar agreements are entered into in an acquisition between the Company and the sellers of the acquired business. In preparing their valuation, management considers the ability and likelihood of a seller to compete in the absence of the agreement in addition to the terms of the agreement in consideration of the specific market in which the seller would be likely to compete. Non-compete intangible assets are amortized to expense over their estimated useful life. The Company has a non-compete intangible asset acquired in the Wagner acquisition which it is amortizing to expense over a period of three years.

(g)	Derivative Instruments

The Company records all derivatives on its consolidated balance sheet at fair value. At the inception of a derivative contract, the Company designates the derivative as one of three types based on the Company’s intentions and belief as to the derivative’s likely effectiveness as a hedge. These three types are (1) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (“fair value hedge”), (2) a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow hedge”), or (3) an instrument with no hedging designation (“stand-alone derivative”). To date, the Company has entered into cash flow hedges and stand-alone derivative agreements but has not entered into any fair value hedges. For a cash flow hedge, the gain or loss on the derivative is reported in other comprehensive income and is reclassified into earnings in the same periods during which the hedged transaction impacts earnings. Any portion of the cash flow hedge not deemed highly effective in hedging the changes in expected cash flows of the hedged item are recognized immediately in current earnings. Changes in the fair value of derivatives that do not qualify for hedge accounting are reported currently in earnings as noninterest income.

The Company formally documents the relationship between derivatives and hedged items, as well as the risk-management objective and the strategy for undertaking hedge transactions, at the inception of the derivative contract. This documentation includes linking cash flow hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the hedge is highly effective in offsetting changes in cash flows of the hedged items.

(h)	Stock Incentive Plan

The Company’s Amended and Restated 2005 Stock Incentive Plan (the “Incentive Plan”) provided for the grant of equity-based awards representing up to a total of 1,700,000 shares of voting common stock to key employees, nonemployee directors, consultants and prospective employees. The Incentive Plan expired by its terms on April 4, 2015. At the Company’s annual meeting of stockholders on May 5, 2015, the Company’s stockholders approved the Guaranty Bancorp 2015 Long-Term Incentive Plan (the “2015 Plan”), which had been previously approved by the Company’s Board of Directors. The 2015 Plan provides for the grant of stock options, stock awards, stock unit awards, performance stock awards, stock appreciation rights and other equity-based awards representing up to a total of 935,000 shares of voting common stock to key employees, nonemployee directors, consultants and prospective employees. All awards issued under the Incentive Plan will remain outstanding in accordance with their terms despite the expiration of the Incentive Plan; however, any awards granted subsequent to the expiration of the Incentive Plan have been, and will continue to be, issued under the 2015 Plan. As of September 30, 2018, there were 497,975 shares remaining available for grant under the 2015 Plan.

As of September 30, 2018, the Company had granted stock awards under both the Incentive Plan and the 2015 Plan. The Company recognizes stock compensation expense for services received in a share-based payment transaction over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award. The compensation cost of employee and director services received in exchange for stock awards is based on the grant date fair value of the award, as determined by quoted market prices. Stock compensation expense is recognized using an estimated forfeiture rate, adjusted as necessary to reflect actual forfeitures. The Company has issued stock awards that vest based on the passage of time over service periods of one to five years (in some cases vesting in annual installments, in other cases cliff vesting at the end of the service period) and other stock awards that vest contingent upon the satisfaction of certain performance conditions. The last date on which outstanding performance stock awards may vest is February 16, 2021. Compensation cost related to the performance stock awards is recognized based on an evaluation of expected financial performance in comparison to established criteria. Should expectations of the Company’s future financial performance change, expense to be recognized in future periods could be impacted.

(i)	Stock Repurchase Plan

On February 12, 2018, the Company’s Board of Directors authorized the extension of the expiration date of the Company’s share repurchase program originally announced in April 2014. Due to previous extensions the program was scheduled to expire on April 2, 2018, however, this most recent extension extends the expiration date of the repurchase program through April 2, 2019. Pursuant to the program, the Company may repurchase up to 1,000,000 shares of its voting common stock, par value $0.001 per share. As of the date of this filing, the Company had not repurchased any shares under the program. Repurchases reflected on the Statement of Changes in Stockholder’s Equity are not made under the Company’s share repurchase program but rather represent the repurchase of shares related to employee net settlements of restricted stock.

(j)	Income Taxes

Income tax expense is the total of the current year’s income tax payable or refundable and the increase or decrease in deferred tax assets and liabilities. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period of the enactment date. During 2017 the President of the United States signed the 2017 Tax Cuts and Jobs Act (“the Tax Act”) which reduced the statutory federal corporate income tax rate from 35% to 21% beginning in 2018. As a result, the Company’s existing deferred tax assets and liabilities (net deferred tax asset) which were expected to be reversed beginning in 2018 were re-measured in 2017 using the updated statutory rates applicable in 2018. The re-measurement of the Company’s net deferred tax asset resulted in a $976,000 charge being recognized in income tax expense in the fourth quarter 2017.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that the Company will not realize some portion of or the entire deferred tax asset. In assessing the Company’s likelihood of realizing deferred tax assets, management evaluates both positive and negative evidence, forecasts of future income, taking into account applicable tax planning strategies, and assessments of current and future economic and business conditions. Management performs this analysis quarterly and adjusts as necessary. At September 30, 2018 and December 31, 2017, the Company had a net deferred tax asset of $3,586,000 and $1,802,000, respectively, which includes the deferred tax asset associated with the net unrealized loss on securities and interest rate swaps. The portion of the total deferred tax asset related to the net unrealized losses on securities and interest rate swaps was $3,770,000 as of September 30, 2018 and $1,867,000 as of December 31, 2017. After analyzing the composition of, and changes in, the deferred tax assets and liabilities and considering the Company’s forecasted future taxable income and various tax planning strategies, including the intent to hold the securities available for sale that were in a loss position until maturity, management determined that as of September 30, 2018, it was “more likely than not” that the net deferred tax asset would be fully realized. As a result, there was no valuation allowance with respect to the Company’s deferred tax asset as of September 30, 2018 or December 31, 2017.

The Company and the Bank are subject to U.S. federal income tax, State of Colorado income tax and income tax in other states. Generally, the Company is no longer subject to examination by Federal taxing authorities for years before 2015 and is no longer subject to examination by the State of Colorado for years before 2014. The Company recognizes interest related to income tax matters as interest expense and penalties related to income tax matters as other noninterest expense. At September 30, 2018 and December 31, 2017, the Company did not have any amounts accrued for interest or penalties.

(k)	Earnings per Common Share

Basic earnings per common share represents the earnings allocable to common stockholders divided by the weighted average number of common shares outstanding during the period. Dilutive common shares that may be issued by the Company represent unvested stock awards subject to a service or performance condition.

Earnings per common share have been computed based on the following calculation of weighted average shares outstanding:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Average common shares outstanding	28,868,984	27,920,658	28,851,952	27,900,627
Effect of dilutive unvested stock grants (1)	199,348	199,453	232,013	239,705
Average shares outstanding for calculated
diluted earnings per common share	29,068,332	28,120,111	29,083,965	28,140,332
_____________

 (1) Unvested stock grants representing 430,501 shares at September 30, 2018 had a dilutive impact of 199,348 and 232,013 shares in the diluted earnings per share calculation for the three and nine months ended September 30, 2018, respectively. Unvested stock grants representing 476,549 shares at September 30, 2017 had a dilutive impact of 199,453 and 239,705 shares in the diluted earnings per share calculation for the three and nine months ended September 30, 2017, respectively.

(l)	Recently Issued Accounting Standards

Adoption of New Accounting Standards:

In May 2014, the FASB issued accounting standards update 2014-09 Revenue from Contracts with Customers, codified at ASC 606. The main provisions of the update require the identification of performance obligations within a contract and require the recognition of revenue based on a stand-alone allocation of contract revenue to each performance obligation. Performance obligations may be satisfied and revenue recognized over a period of time if: (i) the customer simultaneously receives and consumes the benefits provided by the entity’s performance as the entity performs, or (ii) the entity’s performance creates or enhances an asset that the customer controls as the asset is created or enhanced, or (iii) the entity’s performance does not create an asset with an alternative use to the entity and the entity has an enforceable right to payment for performance completed to date. For public business entities, the amendments of this update became effective beginning with interim and annual reporting periods beginning after December 15, 2017. Interest income earned on financial instruments is outside of the scope of the update, and as a result the impact of the update to the Company is limited to certain components of noninterest income. The Company adopted ASC 606 utilizing the modified retrospective method on January 1, 2018. Because the Company’s noninterest income is primarily generated by customer transactions or attributable to the passage of time (wealth management fees), ASC 606 has not had a material impact on the timing of revenue recognition. The Company had no material uncompleted customer contract liabilities as of December 31, 2017 and as a result there was no cumulative transition adjustment recorded in the Company’s accumulated deficit upon adoption in the first quarter 2018. The most significant impact of ASC 606 to the Company was the additional disclosure requirements added to Note 14 “Revenue”.

In January 2016, the FASB released accounting standards update 2016-01 Recognition and Measurement of Financial Assets and Liabilities. The provisions of this update became effective for interim and annual periods beginning after December 15, 2017. The main provisions of the update eliminated the available for sale classification of accounting for equity securities and adjusted fair value disclosures for financial instruments carried at amortized costs to reflect an exit price as opposed to an entry price. The provisions of this update also required that equity securities be carried at fair market value on the balance sheet and any periodic changes in value to be adjustments to the income statement. A practical expedient was provided for equity securities without a readily determinable fair value, such that these securities can be carried at cost less any impairment. The Company adopted the provisions of the update beginning in the first quarter 2018 and considered these requirements in calculating the September 30, 2018 estimate of loan portfolio fair value included in Note nine “Fair Value Measurements and Fair Value of Financial Instruments”.

In August 2016, the FASB issued accounting standards update 2016-15, Statement of Cash Flows. This update addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice of how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The amendments in this update became effective for fiscal years and interim periods beginning after December 15, 2017. The provisions of the update outlined the appropriate classification of debt extinguishment costs, repayment of debt instruments with insignificant coupons, contingent consideration payments made subsequent to a business combination, insurance proceeds, premiums and settlements on bank-owned life insurance policies, distributions from equity method investees, beneficial interest in securitizations and the appropriate classification of payments and receipts that contain aspects of multiple classes of cash flows. The provisions of the update did not affect the presentation of our 2018 statement of cash flows.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations - Clarifying the Definition of a Business. The amendments in this update provide a more robust framework to use in determining when a set of assets and activities is a business. Because the current definition of a business is interpreted broadly and can be difficult to apply, feedback received by FASB indicated that analyzing transactions can be inefficient and costly and that the current definition does not permit the use of reasonable judgment. The amendments provide more consistency in applying the guidance, reduce the costs of application, and make the definition of a business more operable. The amendments in this update became effective for annual periods and interim periods within those annual periods beginning after December 15, 2017. The requirements of this update did not have a material impact on the Company’s financial position, results of operations or cash flows.
In February 2018, the FASB issued accounting standards update 2018-02, Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income (“AOCI”). The amendments of the update allowed an optional reclassification to retained earnings for stranded tax effects included in accumulated other comprehensive income, resulting from the reduction in the U.S. Statutory Corporate Income Tax Rate as provided for in the Tax Act. The provisions of the update are effective for all entities beginning with fiscal years commencing after December 15, 2018, with early adoption allowed in any interim period. The Company adopted the update in the first quarter 2018 and reclassified the $1,011,000 in stranded tax effects from AOCI into retained earnings, as reflected on the Statement of Changes in Stockholder’s Equity.

Recently Issued but not yet Effective Accounting Standards:

In February 2016, the FASB issued accounting standards update 2016-02 Leases, codified at ASC 842. The update requires all leases, with the exception of short-term leases that have contractual terms of no greater than one year, to be recorded on the balance sheet. Under the provisions of the update, leases classified as operating will be reflected on the balance sheet with the recognition of both a right-of-use asset and a lease liability. Under the update, a distinction will exist between finance and operating type leases and the rules for determining which classification a lease will fall into are similar to existing rules. For public business entities, the amendments of this update are effective for interim and annual periods beginning after December 15, 2018. ASU 2016-02 initially required a restatement of comparative financial statements from the earliest historical period presented to reflect consistent application of the rule in comparative historical periods but in July 2018 the FASB issued accounting standards update 2018-11, which provided an alternative transition method. Under the alternative transition method, provided in ASU 2018-11, the impact of applying the new lease accounting rules to comparative periods may be captured by a cumulative-effect adjustment to retained earnings in the initial period of adoption. Management is in the process of reviewing accounts payable records and contracts to determine whether the Company has imbedded leases present in other contracts not traditionally identified as leases. As of the date of this filing, management expects the financial statement impact of accounting for leases not traditionally identified as leases under ASC 842 to be immaterial. Based on leases outstanding at September 30, 2018, we anticipate total assets and total liabilities will increase between $10,000,000 and $12,000,000 as the result of additional leases being recognized on our balance sheet, we do not expect the provisions of ASC 842 to have a material impact on our results of operations or cash flows. Decisions to execute, modify, or renew leases prior to the implementation date will impact the results of the Company’s final analysis.

In June 2016, the FASB issued accounting standards update 2016-13 Financial Instruments - Credit Losses, commonly referred to as “CECL”. The provisions of the update eliminate the probable incurred recognition threshold under current GAAP which requires reserves to be based on an incurred loss methodology. Under CECL, reserves required for financial assets measured at amortized cost will reflect an organization’s estimate of all expected credit losses over the contractual term of the financial asset and thereby require the use of reasonable and supportable forecasts to estimate future credit losses. Because CECL encompasses all financial assets carried at amortized cost, the requirement that reserves be established based on an organization’s reasonable and supportable estimate of expected credit losses extends to held to maturity (“HTM”) debt securities. Under the provisions of the update, credit losses recognized on available for sale (“AFS”) debt securities will be presented as an allowance as opposed to a write-down. In addition, CECL will modify the accounting for purchased loans, so that reserves are established at the date of acquisition for purchased loans. Under current GAAP, a purchased loan’s contractual balance is adjusted to fair value through a credit discount and no reserve is recorded on the purchased loan upon acquisition. Since under CECL reserves will be established for purchased loans at the time of acquisition the accounting for purchased loans is made more comparable to the accounting for originated loans. Finally, increased disclosure requirements under CECL require organizations to present the currently required credit quality disclosures disaggregated by the year of origination or vintage. The FASB expects that the evaluation of underwriting standards and credit quality trends by financial statement users will be enhanced with the additional vintage disclosures. For public business entities that are SEC filers, the amendments of the update will become effective beginning January 1, 2020. The Company has formed a cross-functional committee and has engaged a third party vendor to assist in the identification of appropriate segmentations and methodologies which will assist the Company in forecasting lifetime loss rates. Management expects to recognize a one-time cumulative effect adjustment to the allowance for loan losses as of the first reporting period in which the new standard is effective, but cannot yet estimate the magnitude or direction of the one-time adjustment or the overall impact of the new guidance on the Company’s financial position, results of operations or cash flows.

In January 2017, the FASB issued accounting standards update 2017-04, Simplifying the Test for Goodwill Impairment. The provisions of the update eliminate the existing second step of the goodwill impairment test which provides for the allocation of reporting unit fair value among existing assets and liabilities, with the net remaining amount representing the implied fair value of goodwill. In replacement of the existing goodwill impairment rule, the update will provide that impairment should be recognized as the excess of any of the reporting unit’s carrying value over the fair value of the reporting unit. Under the provisions of this update, the amount of the impairment is limited to the carrying value of the reporting unit’s goodwill. For public business entities that are SEC filers, the amendments of the update will become effective in fiscal years beginning after December 15, 2019. Management does not expect the requirements of this update to have a material impact on the Company’s financial position, results of operations or cash flows.

In March 2017, the FASB issued accounting standards update 2017-08, Premium Amortization on Purchased Callable Debt Securities. The provisions of the update require premiums recognized upon the purchase of callable debt securities to be amortized to the earliest call date, which is expected to better align the amortization period with expectations incorporated into market pricing. For public business entities that are SEC filers, the amendments of the update will become effective in fiscal years beginning after December 15, 2018. Management does not expect the requirements of this update to have a material impact on the Company’s financial position, results of operations or cash flows.

In August 2017, the FASB issued accounting standards update 2017-12, Targeted Improvements to Accounting for Hedging Activities. The purpose of this updated guidance is to better align a company’s financial reporting for hedging activities with the economic objectives of those activities. Adoption of the standard also provides a one-time opportunity to transfer held to maturity securities to available for sale. The update is effective for public business entities for fiscal years beginning after December 15, 2018, with early adoption permitted. The update requires a modified retrospective transition method in which the Company would recognize the cumulative effect of the change on the opening balance of each affected component of equity in the statement of financial position as of the date of adoption. Management is evaluating whether the Company will transfer certain held to maturity securities to available for sale under the provisions of the update. Management does not expect the requirements of this update relating to accounting for the Company’s derivative instruments to have a material impact on the Company’s financial position, results of operations or cash flows.

(m)	Reclassifications

Certain reclassifications of prior year balances have been made to conform to the current year presentation. These reclassifications had no impact on the Company’s consolidated financial position, results of operations or cash flows.

(2)	Business Combinations

On December 1, 2017, Private Capital Management LLC, a wholly owned subsidiary of the Bank, entered into an Asset Purchase Agreement with Wagner Wealth Management LLC (“Wagner”). The transaction, structured as an asset purchase, closed on January 16, 2018, with the Company paying $5,223,000 of cash, in addition to agreeing to make a contingent payment on approximately the one-year anniversary of the acquisition valued at $1,846,000 on January 16, 2018.

On July 18, 2017, the Company entered into an Agreement and Plan of Reorganization (the “Castle Rock Merger Agreement”) with Castle Rock Bank Holding Company (“Castle Rock”), parent company of Castle Rock Bank, a Colorado state chartered bank headquartered in Castle Rock, Colorado whereby Castle Rock would merge into the Company. The transaction closed on October 27, 2017 with an aggregate transaction value of $24,421,000. The Castle Rock Merger Agreement provided that, subject to certain conditions, Castle Rock shareholders would receive 840,629 shares of Company voting common stock valued at $24,420,000 based on the Company’s closing stock price on October 27, 2017 of $29.05, in addition to approximately $1,000 in cash paid in lieu of the issuance of fractional shares of Company stock.

The Wagner acquisition increased the Company’s market share in the Denver wealth management marketplace and added additional investment advisory expertise. The Castle Rock transaction enhanced the Company’s balance sheet liquidity and supported the Company’s objective of serving the banking needs of business and consumer customers in Colorado’s Front Range markets.
Wagner’s and Castle Rock’s results of operations subsequent to the respective merger dates have been included in the Company’s results of operations; however, it is impractical to provide separate information on Wagner or Castle Rock’s revenues and income subsequent to acquisition due to changes in the consolidated balance sheet. Pre-tax merger-related expenses of $75,000, incurred in connection with the Wagner transaction were included in the Company’s results of operations in the first quarter 2018. An additional $1,033,000 and $400,000, respectively, in merger-related expenses were incurred by the Company in the second and third quarter 2018, related to the Independent transaction. Comparatively, no merger related expenses were incurred in 2017 until the third quarter 2017 when $268,000 in merger-related expenses, related to the Castle Rock transaction, were incurred. The Company did not incur debt-issuance or stock-issuance costs in association with the Wagner or Castle Rock transactions.

Goodwill of $2,811,000 and $8,702,000, respectively, was recognized in the Wagner and Castle Rock transactions. The recognized goodwill represents expected synergies and cost savings resulting from combining the operations of the acquired institutions with those of the Company. Since the Wagner acquisition was a taxable transaction, tax-deductible goodwill of $2,811,000 will be amortized over a period of 15 years for income tax purposes. The tax-free structure of the Castle Rock transaction precludes the amortization of tax-deductible goodwill for tax purposes. The fair values of assets acquired and liabilities assumed at acquisition are subject to measurement period adjustments, for a period of one-year following the acquisition, should information obtained in a subsequent period shed light on the valuations utilized as of the acquisition date.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed in the January 16, 2018 transaction with Wagner:

Assets acquired:
(In thousands)
Goodwill	$2,811
Other intangible assets, net	4,161
Premises and equipment, net	24
Other assets	188
Total assets acquired	7,184

Liabilities assumed:
Other liabilities	115
Anniversary payment liability	1,846
Total liabilities assumed	1,961
Net assets acquired	$5,223

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed in the October 27, 2017 transaction with Castle Rock:

Assets acquired:
(In thousands)
Cash and cash equivalents	$21,717
Securities available for sale	39,670
Bank stocks	705
Net Loans	71,052
Premises and equipment, net	4,184
Other real estate owned	761
Goodwill	8,702
Other intangible assets, net	1,870
Bank owned life insurance	3,371
Other assets	1,048
Total assets acquired	153,080

Liabilities assumed:
Deposits	128,450
Other liabilities	209
Total liabilities assumed	128,659
Net assets acquired	$24,421

The fair value of net assets acquired in the Castle Rock transaction includes fair value adjustments to certain loans that were considered impaired as of the acquisition date. The fair value adjustments were determined using discounted expected cash flows. Acquired loans that evidence credit deterioration since origination, for which the acquirer does not expect to collect all contractual cash flows, are designated as PCI upon acquisition. The gross contractual amount of loans identified as PCI as of the acquisition date totaled $1,644,000 in the Castle Rock transaction. Contractual cash flows not expected to be collected as of acquisition date on these PCI loans totaled $320,000 in the Castle Rock transaction. Additionally, Castle Rock PCI loans had an interest rate fair value adjustment of $41,000, bringing the net fair value of acquired PCI loans to $1,283,000 in the Castle Rock transaction. The cash flows on the Company’s PCI loans cannot be estimated and as a result these loans have been designated as nonaccrual. Loans that were not designated PCI in the Castle Rock transaction had a fair value and contractual balance of $69,769,000 and $72,220,000 as of October 27, 2017. The credit component of the fair value adjustment on non-PCI loans as of acquisition totaled $1,494,000 in the Castle Rock transaction, representing 2.1% of contractual loan balances. No allowance for loan losses related to acquired loans was brought over as a result of the Castle Rock transaction.

The composition of Castle Rock Bank’s loan portfolio as of October 27, 2017 is detailed in the table below:

October 27,
2017
(In thousands)
Commercial and residential real estate	$51,531
Construction	6,337
Commercial	5,666
Agricultural	3,735
Consumer	3,783
Total gross loans	$71,052

The following tables present unaudited pro-forma financial information as if the Wagner transaction occurred as of January 1, 2017. The unaudited pro-forma information includes adjustments for noninterest income on investment management fees generated, amortization of intangibles arising from the transaction and the related tax effects. The unaudited pro forma financial information has been adjusted to exclude nonrecurring expenses related to the Wagner transaction. The pro forma financial information is not necessarily indicative of the results of operations that would have occurred had the transaction occurred on January 1, 2017.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
UNAUDITED	(Dollars in thousands, except per share data)

Net interest income	$32,790	$31,334	$97,761	$89,005
Noninterest income	8,272	6,910	22,752	21,214
Net income	14,944	10,043	41,837	29,985

Earnings per common share-basic:	$0.52	$0.36	$1.45	$1.07
Earnings per common share-diluted:	$0.51	$0.36	$1.44	$1.07

Unaudited pro forma net income for the first nine months of 2018 excludes $75,000 in merger-related expenses incurred by the Company during the first quarter 2018. These expenses were excluded since they were nonrecurring in nature and directly attributable to the transaction. For the first nine months of 2017, no merger-related expense adjustments were made to pro forma income.

(3)	Securities

The fair value of available for sale debt securities and the related gross unrealized gains and losses recognized in AOCI were as follows at the dates presented:

	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses	Amortized Cost
	(In thousands)
September 30, 2018:
Securities available for sale:
State and municipal	$78,094	$74	$(3,043)	$81,063
Mortgage-backed - agency / residential	156,476	28	(6,787)	163,235
Corporate	95,196	79	(3,865)	98,982
Collateralized loan obligations	5,259	6	(32)	5,285
Total securities available for sale	$335,025	$187	$(13,727)	$348,565

December 31, 2017:
Securities available for sale:
State and municipal	$82,486	$530	$(1,224)	$83,180
Mortgage-backed - agency / residential	131,180	133	(3,069)	134,116
Corporate	103,512	546	(1,320)	104,286
Collateralized loan obligations	12,799	17	(51)	12,833
Total securities available for sale	$329,977	$1,226	$(5,664)	$334,415

The carrying amount, unrecognized gains/losses and fair value of securities held to maturity were as follows at the dates presented:

	Fair Value	Gross Unrecognized Gains	Gross Unrecognized Losses	Amortized Cost
	(In thousands)
September 30, 2018:
Securities held to maturity:
State and municipal	$130,468	$366	$(4,666)	$134,768
Mortgage-backed - agency / residential	95,945	24	(4,769)	100,690
Asset-backed	14,023	-	(507)	14,530
Other	1,200	-	-	1,200
Total securities held to maturity	$241,636	$390	$(9,942)	$251,188

December 31, 2017:
Securities held to maturity:
State and municipal	$136,490	$1,121	$(1,530)	$136,899
Mortgage-backed - agency / residential	103,925	315	(2,088)	105,698
Asset-backed	16,050	7	(76)	16,119
Other	1,200	-	-	1,200
Total securities held to maturity	$257,665	$1,443	$(3,694)	$259,916

The proceeds from sales and calls of securities and the associated gains are listed below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

	(In thousands)
Proceeds	$-	$48,320	$1,022	$48,320
Gross gains	-	254	16	254
Gross losses	-	(340)	-	(340)
Net tax (benefit) expense related to
gains (losses) on sale	-	(33)	4	(33)

The amortized cost and estimated fair value of available for sale and held to maturity debt securities by contractual maturity at September 30, 2018 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties. Securities not due at a single maturity date are presented separately.

	Available for Sale
	Fair Value	Amortized Cost
	(In thousands)
Securities available for sale:
Due in one year or less	$5,322	$5,330
Due after one year through five years	17,443	17,874
Due after five years through ten years	99,877	104,704
Due after ten years	50,648	52,137
Total AFS, excluding mortgage-backed (MBS)
and collateralized loan obligations	173,290	180,045
Mortgage-backed and collateralized
loan obligations	161,735	168,520
Total securities available for sale	$335,025	$348,565

	Held to Maturity
	Fair Value	Amortized Cost
	(In thousands)
Securities held to maturity:
Due in one year or less	$4,383	$4,376
Due after one year through five years	19,284	19,687
Due after five years through ten years	71,964	74,069
Due after ten years	36,037	37,836
Total HTM, excluding MBS and asset-backed	131,668	135,968
Mortgage-backed and asset-backed	109,968	115,220
Total securities held to maturity	$241,636	$251,188

The following tables present the fair value and the unrealized loss on securities that were temporarily impaired as of September 30, 2018 and December 31, 2017, aggregated by major security type and length of time in a continuous unrealized loss position:

September 30, 2018	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

	(In thousands)
Description of securities:
Available for sale:
State and municipal	$27,272	$(681)	$40,902	$(2,362)	$68,174	$(3,043)
Mortgage-backed - agency /
residential	75,446	(1,620)	75,407	(5,167)	150,853	(6,787)
Corporate	39,418	(679)	47,657	(3,186)	87,075	(3,865)
Collateralized loan obligations	-	-	3,004	(32)	3,004	(32)

Held to maturity:
State and municipal	29,501	(926)	80,141	(4,459)	109,642	(5,385)
Mortgage-backed - agency /
residential	13,812	(501)	81,365	(5,110)	95,177	(5,611)
Asset-backed	-	-	14,023	(811)	14,023	(811)
Total temporarily impaired	$185,449	$(4,407)	$342,499	$(21,127)	$527,948	$(25,534)

December 31, 2017	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

	(In thousands)
Description of securities:
Available for sale:
State and municipal	$8,710	$(82)	$36,894	$(1,142)	$45,604	$(1,224)
Mortgage-backed - agency /
residential	43,494	(315)	77,909	(2,754)	121,403	(3,069)
Corporate	38,267	(567)	23,731	(753)	61,998	(1,320)
Collateralized loan obligations	4,532	(13)	3,011	(38)	7,543	(51)

Held to maturity:
State and municipal	18,521	(167)	69,314	(2,057)	87,835	(2,224)
Mortgage-backed - agency /
residential	19,721	(162)	78,472	(2,685)	98,193	(2,847)
Asset-backed	-	-	16,051	(448)	16,051	(448)
Total temporarily impaired	$133,245	$(1,306)	$305,382	$(9,877)	$438,627	$(11,183)

The table above presents unrealized losses on held to maturity securities since the date of each security’s purchase, independent of the impact associated with changes in cost basis upon transfer from available for sale to held to maturity.

In determining whether or not there is an other-than-temporary-impairment (“OTTI”) for a security, management considers many factors, including: (i) the length of time for which and the extent to which the security’s fair value has been less than cost, (ii) the financial condition and near-term prospects of the security’s issuer, (iii) whether the decline in the security’s value was affected by macroeconomic conditions, and (iv) whether the Company intends to sell the security and whether it is more likely than not that the Company will be required to sell the security before a recovery in its fair value. The assessment of whether an OTTI exists involves a high degree of subjectivity and judgment and is based on the information available to management at a particular point in time. There were no accumulated credit losses on any of the Company’s securities as of September 30, 2018 or December 31, 2017.

At September 30, 2018, there were 346 individual securities in an unrealized loss position, including 225 individual securities that had been in a continuous unrealized loss position for 12 months or longer. Management has evaluated these securities, in addition to the remaining 121 securities in an unrealized loss position, and has determined that the decline in value since their purchase dates was primarily attributable to fluctuations in market interest rates and does not reflect a decline in the underlying issuers’ ability to repay. At December 31, 2017, there were 255 individual securities in an unrealized loss position, including 194 individual securities that had been in a continuous unrealized loss position for 12 months or longer. The total number of securities in an unrealized loss position increased from 255 individual securities at December 31, 2017 to 346 securities at September 30, 2018, primarily as a result of fluctuation in market interest rates. At September 30, 2018, the Company did not intend to sell, and did not consider it likely that it would be required to sell, any of these securities prior to recovery of their fair value.

The Company’s unrated and rated municipal bond securities, along with the Company’s other rated investment securities, are subject to an annual internal review process that management has historically performed in the fourth quarter. The review process includes a review of the securities’ issuers’ most recent financial statements, including an evaluation of the expected sufficiency of the issuers’ cash flows relative to their debt service requirements. In addition, management considers any interim information made available to it that would prompt the need for more frequent review. At September 30, 2018 and December 31, 2017, the Company’s unrated municipal bonds comprised approximately 4.5% and 4.4%, respectively, of the carrying value of the Company’s entire municipal bond portfolio.

Securities with carrying values of $197,229,000 and $219,621,000 were pledged at September 30, 2018 and December 31, 2017, respectively, as collateral for various lines of credit, public deposits and for other purposes as required or permitted by law. Certain mortgage backed securities with an aggregate market value of approximately $12,054,000 and $56,383,000 were pledged to secure overnight repurchase agreement borrowings as of September 30, 2018 and December 31, 2017, respectively. Fluctuations in the fair value of these securities, and/or the fluctuation in public deposits or customer repurchase agreement balances, may result in the need to pledge additional securities against these borrowings. Management monitors the Bank’s collateral position with respect to public deposits and repurchase agreement borrowings on a daily basis.

(4)	Loans

A summary of net loans held for investment by loan type at the dates indicated is as follows:

	September 30,	December 31,
	2018	2017

	(In thousands)
Commercial and residential real estate	$2,074,512	$1,977,431
Construction	125,305	99,965
Commercial	558,181	523,355
Agricultural	14,987	16,995
Consumer	114,320	143,066
SBA	41,073	44,121
Other	330	866
Total gross loans	2,928,708	2,805,799
Deferred costs and (fees)	707	(136)
Loans, held for investment, net	2,929,415	2,805,663
Less allowance for loan losses	(23,750)	(23,250)
Net loans, held for investment	$2,905,665	$2,782,413

In the first nine months of 2018, the Company purchased $6,465,000 of performing loans included in commercial and residential real estate and commercial loan portfolio segments. During 2017, excluding the Castle Rock transaction, the Company purchased $98,940,000 in performing loans included in commercial and residential real estate, commercial and consumer loan portfolio segments. The Company recognized a $271,000 gain on the sale of its $2.0 million credit card loan portfolio during the first quarter 2017.

Activity in the allowance for loan losses for the period indicated is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

	(In thousands)
Balance, beginning of period	$23,750	$23,125	$23,250	$23,250
Provision for loan losses	206	497	924	708
Loans charged-off	(245)	(970)	(838)	(1,433)
Recoveries on loans previously
charged-off	39	248	414	375
Balance, end of period	$23,750	$22,900	$23,750	$22,900

The Company’s additional disclosures relating to loans and the allowance for loan losses are broken out into two subsets, portfolio segment and class. The portfolio segment level is defined as the level where financing receivables are aggregated in developing the Company’s systematic method for calculating its allowance for loan losses. The class level is the second level at which credit information is presented and represents the categorization of financing related receivables at a slightly less aggregated level than the portfolio segment level. Because data presented according to class is dependent upon the underlying purpose of the loan, whereas loan data organized by portfolio segment is determined by the loan’s underlying collateral, disclosures broken out by portfolio segment versus class may not be in agreement. The disclosures in this footnote include both Non-PCI and PCI loans. As of September 30, 2018, PCI loans acquired in the Castle Rock and Home State transactions are not considered material and as a result separate PCI disclosures are not included.

The following tables provide detail for the ending balances in the Company’s allowance for loan losses and loans held for investment, broken down by portfolio segment as of the dates indicated. In addition, the tables also provide a roll-forward by portfolio segment of the allowance for loan losses for the three and nine months ended September 30, 2018 and September 30, 2017. The detail provided for the amount of the allowance for loan losses and loans individually versus collectively evaluated for impairment (i.e., the specific component versus the general component of the allowance for loan losses) corresponds to the Company’s systematic methodology for estimating its allowance for loan losses.

	Real Estate	Consumer and Installment	Commercial and Other	Total
	(In thousands)
Allowance for Loan Losses
Balance as of January 1, 2018	$18,545	$310	$4,395	$23,250
Charge-offs	(9)	(424)	(405)	(838)
Recoveries	330	16	68	414
Provision (credit)	(949)	327	1,546	924
Balance as of September 30, 2018	$17,917	$229	$5,604	$23,750

Balance as of July 1, 2018	$18,058	$212	$5,480	$23,750
Charge-offs	(8)	(126)	(111)	(245)
Recoveries	14	9	16	39
Provision (credit)	(147)	134	219	206
Balance as of September 30, 2018	$17,917	$229	$5,604	$23,750

Balances at September 30, 2018:

Allowance for Loan Losses
Individually evaluated	$-	$-	$2,351	$2,351
Collectively evaluated	17,917	229	3,253	21,399
Total	$17,917	$229	$5,604	$23,750

Loans
Individually evaluated	$8,886	$-	$12,170	$21,056
Collectively evaluated	2,341,297	54,860	512,202	2,908,359
Total	$2,350,183	$54,860	$524,372	$2,929,415

	Real Estate	Consumer and Installment	Commercial and Other	Total
	(In thousands)
Allowance for Loan Losses
Balance as of January 1, 2017	$20,082	$105	$3,063	$23,250
Charge-offs	(383)	(92)	(958)	(1,433)
Recoveries	86	11	278	375
Provision (credit)	(915)	159	1,464	708
Balance as of September 30, 2017	$18,870	$183	$3,847	$22,900

Balance as of July 1, 2017	$19,400	$193	$3,532	$23,125
Charge-offs	(250)	(75)	(645)	(970)
Recoveries	21	4	223	248
Provision (credit)	(301)	61	737	497
Balance as of September 30, 2017	$18,870	$183	$3,847	$22,900

Balances at December 31, 2017:

Allowance for Loan Losses
Individually evaluated	$1	$-	$1,121	$1,122
Collectively evaluated	18,544	310	3,274	22,128
Total	$18,545	$310	$4,395	$23,250

Loans
Individually evaluated	$11,256	$1	$12,363	$23,620
Collectively evaluated	2,225,944	74,675	481,424	2,782,043
Total	$2,237,200	$74,676	$493,787	$2,805,663

The following tables provide additional detail with respect to impaired loans broken out according to class as of the dates indicated. The recorded investment included in the following table represents customer balances net of any partial charge-offs recognized on the loans, net of any deferred costs and fees. The unpaid balance represents the recorded balance prior to any partial charge-offs. Interest income recognized year-to-date may exclude an immaterial amount of interest income on matured loans that are 90 days or more past due, but that are in the process of being renewed and thus are still accruing.

September 30, 2018	Recorded Investment	Unpaid Balance	Related Allowance	Average Recorded Investment YTD	Interest Income Recognized YTD
	(In thousands)
Impaired loans with no related allowance:
Commercial and residential real estate	$7,791	$8,330	$-	$8,871	$270
Construction	-	-	-	-	-
Commercial	6,728	7,254	-	3,987	309
Consumer	72	86	-	214	5
Other	1,921	2,503	-	2,153	49
Total	$16,512	$18,173	$-	$15,225	$633

Impaired loans with a related allowance:
Commercial and residential real estate	$24	$24	$-	$35	$1
Construction	-	-	-	-	-
Commercial	4,399	4,528	2,351	7,085	37
Consumer	121	131	-	137	3
Other	-	-	-	-	-
Total	$4,544	$4,683	$2,351	$7,257	$41

Total impaired loans:
Commercial and residential real estate	$7,815	$8,354	$-	$8,906	$271
Construction	-	-	-	-	-
Commercial	11,127	11,782	2,351	11,072	346
Consumer	193	217	-	351	8
Other	1,921	2,503	-	2,153	49
Total impaired loans	$21,056	$22,856	$2,351	$22,482	$674

December 31, 2017	Recorded Investment	Unpaid Balance	Related Allowance	Average Recorded Investment YTD	Interest Income Recognized YTD
	(In thousands)
Impaired loans with no related allowance:
Commercial and residential real estate	$9,981	$10,705	$-	$16,166	$2,052
Construction	-	-	-	-	-
Commercial	1,006	1,553	-	886	195
Consumer	367	425	-	88	-
Other	2,233	2,838	-	1,066	62
Total	$13,587	$15,521	$-	$18,206	$2,309

Impaired loans with a related allowance:
Commercial and residential real estate	$46	$157	$1	$779	$-
Construction	-	-	-	-	-
Commercial	9,807	9,899	1,120	5,262	447
Consumer	180	214	1	329	18
Other	-	-	-	635	6
Total	$10,033	$10,270	$1,122	$7,005	$471

Total impaired loans:
Commercial and residential real estate	$10,027	$10,862	$1	$16,945	$2,052
Construction	-	-	-	-	-
Commercial	10,813	11,452	1,120	6,148	642
Consumer	547	639	1	417	18
Other	2,233	2,838	-	1,701	68
Total impaired loans	$23,620	$25,791	$1,122	$25,211	$2,780

The following tables summarize, by class, loans classified as past due in excess of 30 days or more, in addition to those loans classified as nonaccrual:

September 30, 2018	30-89 Days Past Due	90 Days + Past Due and Still Accruing	90 Days + Past Due and Nonaccrual	Total Nonaccrual and Past Due	Total Loans, Held for Investment
	(In thousands)
Commercial and residential
real estate	$7	$-	$304	$311	$2,075,012
Construction	-	-	-	-	125,335
Commercial	686	-	3,657	4,343	558,316
Consumer	1,523	-	83	1,606	114,348
Other	716	-	986	1,702	56,404
Total	$2,932	$-	$5,030	$7,962	$2,929,415

December 31, 2017	30-89 Days Past Due	90 Days + Past Due and Still Accruing	90 Days + Past Due and Nonaccrual	Total Nonaccrual and Past Due	Total Loans, Held for Investment
	(In thousands)
Commercial and residential
real estate	$410	$-	$1,750	$2,160	$1,977,335
Construction	-	-	-	-	99,960
Commercial	1,663	-	2,079	3,742	523,330
Consumer	469	-	444	913	143,059
Other	327	-	1,281	1,608	61,979
Total	$2,869	$-	$5,554	$8,423	$2,805,663

The gross year-to-date interest income that would have been recorded had the nonaccrual loans been current in accordance with their original terms was $232,000 for the nine months ended September 30, 2018 and $173,000 for the nine months ended September 30, 2017. The gross quarter-to-date interest income that would have been recorded had the nonaccrual loans been current in accordance with their original terms was $85,000 for the third quarter 2018 and $24,000 for the third quarter 2017.

The Company categorizes loans into risk categories based on relevant information about the ability of a particular borrower to service its debt, such as: current financial information, historical payment experience, credit documentation, public information and current economic trends, among other factors. The Company uses the following definitions for risk ratings, which are consistent with the definitions used in supervisory guidance:

Substandard. Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral, if any, pledged to secure the loan. Loans so classified have a well-defined weakness or weaknesses that jeopardize the collection of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

Doubtful. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable.

Loans not meeting the criteria above are considered to be non-classified loans.

The following tables provide detail for the risk categories of loans, by class of loans, based on the most recent credit analysis performed as of the dates indicated:

September 30, 2018	Commercial & Residential Real Estate	Construction	Commercial	Consumer	Other	Total
	(In thousands)
Non-classified	$2,065,796	$125,305	$547,729	$114,145	$52,870	$2,905,845
Substandard	8,716	-	10,452	175	3,520	22,863
Doubtful	-	-	-	-	-	-
Subtotal	2,074,512	125,305	558,181	114,320	56,390	2,928,708
Deferred costs and (fees)	500	30	135	28	14	707
Loans, held for investment, net	$2,075,012	$125,335	$558,316	$114,348	$56,404	$2,929,415

December 31, 2017	Commercial & Residential Real Estate	Construction	Commercial	Consumer	Other	Total
	(In thousands)
Non-classified	$1,964,934	$99,965	$513,563	$142,512	$57,256	$2,778,230
Substandard	12,497	-	9,792	554	4,726	27,569
Doubtful	-	-	-	-	-	-
Subtotal	1,977,431	99,965	523,355	143,066	61,982	2,805,799
Deferred (fees) and costs	(96)	(5)	(25)	(7)	(3)	(136)
Loans, held for investment, net	$1,977,335	$99,960	$523,330	$143,059	$61,979	$2,805,663

The book balance of TDRs at September 30, 2018 and December 31, 2017, was $16,175,000 and $19,256,000, respectively. Management established approximately $7,000 and $53,000 in specific reserves for these loans as of September 30, 2018 and December 31, 2017, respectively. The Company had an additional $3,027,000 and $4,181,000 committed on loans classified as TDRs at September 30, 2018 and December 31, 2017, respectively.

During the nine months ended September 30, 2018, the terms of five loans totaling $1,064,000, were modified in troubled debt restructurings. The modifications of the terms of the five loans included four restructurings of payment terms and one renewal of a loan with a term more favorable to the borrower than would otherwise be available based on the borrower’s financial strength. During the three months ended September 30, 2018, no loans were modified in troubled debt restructurings.

During the nine months ended September 30, 2017, the terms of 23 loans totaling $4,543,000 were modified in troubled debt restructurings. The modification of the terms of such loans included 12 restructurings of payment terms and 11 loan renewals with terms more favorable to the borrowers than would otherwise be available based on the borrower’s financial strength. During the three months ended September 30, 2017, the terms of four loans totaling $475,000, were modified in troubled debt restructurings. The modification of the terms of such loans included two restructurings of payment terms and two loan renewals with terms more favorable to the borrowers than would otherwise be available based on the borrower’s financial strength. There were no material charge-offs or provisions recorded during the three and nine months ended September 30, 2018 or September 30, 2017 on loans designated as TDRs.

For reporting purposes, a loan is considered to be in payment default once it is 90 days contractually past due under the modified terms. There was a single default on a TDR in the second quarter 2018 with a balance of $22,000. During the third quarter 2018, this defaulted TDR was charged-off. There were no defaults on TDRs during the nine months ended September 30, 2017.

(5)	Goodwill and Other Intangible Assets

The Company recognized $2,811,000 in goodwill as a result of the January 16, 2018 Wagner acquisition, $8,702,000 in goodwill as a result of the Castle Rock transaction on October 27, 2017, and $56,404,000 in goodwill as a result of the Home State transaction on September 8, 2016.

Other intangible assets with finite lives are amortized over their respective estimated useful lives to their estimated residual values. As of September 30, 2018, the Company’s intangible assets were comprised of its core deposit intangible assets, its customer relationship intangible assets and a non-compete intangible asset.

The following table presents the gross amounts of core deposit intangible assets and customer relationship intangible assets and the related accumulated amortization at the dates indicated:

		September 30,	December 31,
	Useful Life	2018	2017

		(In thousands)
Core deposit intangible assets	10 - 15 years	$75,956	$75,956
Core deposit intangible assets accumulated amortization		(66,900)	(65,272)
Core deposit intangible assets, net		9,056	10,684

Customer relationship intangible assets	10 - 13 years	$9,764	$6,243
Customer relationship intangible assets accumulated amortization		(3,493)	(2,486)
Customer relationship intangible assets, net		6,271	3,757

Non-compete agreements intangible asset	3 years	$640	$-
Non-compete agreements intangible asset accumulated amortization		(153)	-
Non-compete agreements intangible asset, net		487	-

Total other intangible assets, net		$15,814	$14,441

(6)	Borrowings

A summary of borrowings is as follows:

	Principal	Interest Rate	Maturity Date	Total Committed
	(Dollars in thousands)
September 30, 2018
Short-term borrowings:
American Financial Exchange	$-	2.35%	overnight	$64,000
Bankers' Bank of the West	-	2.70%	overnight	10,000
Federal Reserve Bank	-	2.75%	overnight	821
U.S. Bank	-	2.75%	overnight	5,750
Wells Fargo	-	2.42%	overnight	10,000
Wells Fargo - Holding Company LOC	-	5.50%	overnight	10,000
Zions	-	2.39%	overnight	25,000
FHLB line of credit	183,060	2.35%	overnight	738,536
Total short-term borrowings	$183,060

Long-term borrowings:
FHLB term notes (variable rate)	$25,000	2.28%	March 7, 2019	738,536
FHLB term notes (variable rate)	25,000	2.33%	August 2, 2019	738,536
Total long-term borrowings	$50,000

Total borrowings	$233,060

December 31, 2017
Short-term borrowings:
Bankers' Bank of the West	$-	2.00%	overnight	$10,000
Federal Reserve Bank	-	2.00%	overnight	1,650
U.S. Bank	-	2.00%	overnight	5,750
Wells Fargo	-	1.85%	overnight	10,000
Wells Fargo - Holding Company LOC	-	4.75%	overnight	10,000
Zions	-	1.64%	overnight	25,000
FHLB line of credit	157,444	1.47%	overnight	706,251
Total short-term borrowings	$157,444

Long-term borrowings:
FHLB term notes (fixed rate)	$20,000	2.52%	January 23, 2018	706,251
FHLB term notes (variable rate)	25,000	1.48%	March 7, 2018	706,251
FHLB term notes (variable rate)	25,000	1.45%	August 3, 2018	706,251
Total long-term borrowings	$70,000

Total borrowings	$227,444

At September 30, 2018, the Company’s outstanding borrowings were $233,060,000 compared to $227,444,000 at December 31, 2017. These borrowings at September 30, 2018 consisted of $50,000,000 in term notes and $183,060,000 of advances on our line of credit, both with the Federal Home Loan Bank (the “FHLB”). At December 31, 2017, outstanding borrowings consisted of $70,000,000 of term notes and $157,444,000 in advances on our line of credit, both with the FHLB.

The interest rate on the FHLB line of credit varies with the federal funds rate and was 2.35% at September 30, 2018. The Company has two variable rate term notes with the FHLB. The term notes are each $25,000,000 that mature on March 7, 2019 and August 2, 2019 carry an interest rate that resets quarterly. As of September 30, 2018, the rates on our variable rate term notes were set at 2.28% and 2.33%, respectively.

The Company has an advance, pledge and security agreement with the FHLB and had pledged qualifying loans and securities in the amount of $738,536,000 at September 30, 2018 and $706,251,000 at December 31, 2017. The maximum credit allowance for future borrowings, including term notes and advances on the line of credit, was $505,476,000 at September 30, 2018 and $477,474,000 at December 31, 2017.

The Company had additional availability with correspondent banks of $125,571,000 and $62,400,000 at September 30, 2018 and December 31, 2017, respectively, as outlined in the table above.

In March 2018, the holding company renewed its agreement for a $10,000,000 secured line of credit with Wells Fargo Bank, National Association. This line of credit is secured by the holding company’s stock in the Bank. The line of credit matures on March 15, 2019. Under the credit agreement, we can elect a fixed or floating interest rate on each advance. As of September 30, 2018, no amounts had been borrowed on this line of credit.

(7)	Subordinated Debentures and Trust Preferred Securities

At September 30, 2018, the Company’s outstanding subordinated debentures and notes (collectively, the “Debentures”) consisted of $65,774,000 in debt, partially offset by $647,000 in debt issuance costs. At December 31, 2017, the Company’s outstanding Debentures consisted of $65,774,000 in debt, partially offset by $709,000 in debt issuance costs. As of September 30, 2018, the Debentures carried a weighted average cost of funds of 5.52% compared to 5.14% at December 31, 2017.

The Company’s Debentures were issued in three separate series. The first two issuances have a maturity of 30 years from their date of issuance. These two issuances of Debentures were issued to trusts established by the Company, which in turn issued $25,000,000 of trust preferred securities (“TruPS”). Generally, and with certain limitations, the Company is permitted to call the Debentures subsequent to the first five or ten years, as applicable, after issuance, if certain conditions are met, or at any time upon the occurrence and continuation of certain changes in either the tax treatment or the capital treatment of the trusts, the Debentures or the TruPS. The Guaranty Capital Trust III TruPS became callable at each quarterly interest payment date starting on July 7, 2008. The CenBank Statutory Trust III TruPS became callable at each quarterly interest payment date starting on April 15, 2009.

The Company is not considered the primary beneficiary of the trusts that issued the TruPS (variable interest entities); therefore, the trusts are not consolidated in the Company’s financial statements and the Debentures are shown as liabilities. The Company’s investment in the common stock of each trust is included in other assets in the Company’s consolidated balance sheets.

In July 2016, the Company issued its third set of Debentures in anticipation of closing on the Home State transaction. This third issuance of $40,000,000 Fixed-to-Floating rate Subordinated Notes (the “Notes”) initially bear a fixed interest rate of 5.75% per annum, payable semi-annually in arrears and mature July 20, 2026. The carrying balance of the Notes at September 30, 2018 was comprised of the $40,000,000 face amount net of unamortized debt-issuance costs of $647,000. The terms of the Notes provide that on July 20, 2021, and, thereafter, the interest on the Notes will be payable quarterly in arrears, at an annual floating rate equal to three-month LIBOR as determined by the applicable quarterly period, plus 4.73%.

As of September 30, 2018, the Company was in compliance with all financial covenants of all three of the Debentures.

At September 30, 2018, the Company had accrued, unpaid interest on all three series of Debentures of approximately $794,000 compared to $1,305,000 at December 31, 2017. Interest payable on Debentures is included in interest payable and other liabilities on the consolidated balance sheets.

Although the securities issued by each of the trusts are not included as a component of stockholders’ equity in the consolidated balance sheets, they are treated as capital for regulatory purposes. Specifically, under applicable regulatory guidelines, the $25,000,000 of TruPS issued by the trusts qualify as Tier 1 capital, up to a maximum of 25% of capital on an aggregate basis. Any amount that exceeds 25% qualifies as Tier 2 capital. At both September 30, 2018 and December 31, 2017, the full $25,000,000 of the TruPS qualified as Tier 1 capital. The $40,000,000 issuance from July 2016 qualifies for inclusion in Tier 2 capital.

Under the Dodd-Frank Act and a joint rule from the Federal Reserve Board, the Office of the Comptroller of the Currency, and the FDIC, certain TruPS are no longer eligible to be included as Tier 1 capital for regulatory purposes. However, an exception to this statutory prohibition applies to securities issued prior to May 19, 2010 by bank holding companies with less than $15 billion of total assets. As we have less than $15 billion in total assets and issued all of our TruPS prior to May 19, 2010, we expect that our TruPS will continue to be eligible to be treated as Tier 1 capital, subject to other rules and limitations.

The following table summarizes the terms of each outstanding subordinated debenture issuance at September 30, 2018 (dollars in thousands):

	Date Issued	Amount	Maturity Date	Call Date *	Fixed or Variable	Rate Adjuster	Current Rate	Next Rate Reset Date**

CenBank Trust III	4/8/2004	15,464	4/15/2034	1/15/2019	Variable	LIBOR + 2.65%	4.99%	1/15/2019
Guaranty Capital Trust III	6/30/2003	10,310	7/7/2033	1/7/2019	Variable	LIBOR + 3.10%	5.44%	1/7/2019
Subordinated Note	7/18/2016	40,000	7/20/2026	N/A	Fixed	LIBOR + 4.73%	5.75%	7/20/2021
* Call date represents the earliest or next date the Company can call the debentures.
** On October 7, 2018, the rate on the Guaranty Capital Trust III subordinated debentures reset to 5.54%. On October 15, 2018, the rate on the CenBank Trust III subordinated debentures reset to 5.09%. The subordinated notes issued July 18, 2016 are fixed at 5.75% until July 20, 2021 at which point the terms of the notes provide that the notes convert to floating rate at three-month LIBOR plus 4.73%.

(8)	Commitments

The Bank enters into credit-related financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and commercial letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Bank’s exposure to credit loss is represented by the contractual amount of these commitments. The Bank follows the same credit policies in making commitments, including obtaining collateral, if necessary, as it does for on-balance sheet instruments.

At the dates indicated, the following financial instruments were outstanding whose contract amounts represented credit risk:

	September 30, 2018	December 31, 2017

	(In thousands)
Commitments to extend credit:
Variable	$499,399	$508,186
Fixed	92,041	116,026
Total commitments to extend credit	$591,440	$624,212

Standby letters of credit	$11,192	$12,398

At September 30, 2018, the rates on the fixed rate commitments to extend credit ranged from 2.90% to 7.00%.

A commitment to extend credit is an agreement to lend to a customer as long as there is no violation of any condition established in the underlying contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Commitments may expire without being fully drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. Off-balance sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated.

A commitment to extend credit under an overdraft protection agreement is a commitment for a possible future extension of credit to an existing deposit customer. These lines of credit are uncollateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Bank is committed.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. These letters of credit are primarily issued to support public and private borrowing arrangements. A majority of letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds collateral supporting those commitments if deemed necessary.

(9)	Fair Value Measurements and Fair Value of Financial Instruments

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets.

Level 2 - Significant other observable inputs other than Level 1 prices such as quoted prices in markets that are not active, quoted prices for similar assets or other inputs that are observable, either directly or indirectly, for substantially the full term of the asset.

Level 3 - Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. Transfers of financial instruments between levels within the fair value hierarchy are recognized on the date management determines that the underlying circumstances or assumptions have changed.

Fair values of our securities are determined through the utilization of evaluated pricing models that vary by asset class and incorporate available market information (Level 2). The evaluated pricing models apply available information, as applicable, through processes such as benchmark curves, benchmarking of like securities, sector groupings and matrix pricing to prepare evaluations. These models assess interest rate impact, develop prepayment scenarios and take into account market conventions. For securities where routine valuation techniques are not used, management utilizes a discounted cash flow model with market-adjusted discount rates or other unobservable inputs to estimate fair value. Due to the lack of ratings available on these securities, management determined that a relationship to other benchmark quoted securities was unobservable, and as a result, these securities should be classified as Level 3. The valuation of the Company’s Level 3 bonds is highly sensitive to changes in unobservable inputs.

Currently, the Company uses interest rate swaps to help manage interest rate risk. The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash payments (or receipts) and the discounted expected variable cash receipts (or payments). The variable cash receipts (or payments) are based on the expectation of future interest rates (forward curves) derived from observed market interest rate curves (Level 2 inputs). The Company considers the value of the swaps to be sensitive to fluctuations in interest rates.

Financial Assets and Liabilities Measured on a Recurring Basis

Assets and liabilities measured at fair value on a recurring basis are summarized below:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance
	(In thousands)
Assets/(Liabilities) at September 30, 2018
State and municipal securities	$-	$71,004	$7,090	$78,094
Mortgage-backed securities – agency /
residential	-	156,476	-	156,476
Corporate securities	-	95,196	-	95,196
Collateralized loan obligations	-	5,259	-	5,259
Interest rate swap - cash flow hedge	-	176	-	176
Interest rate swap - cash flow hedge	-	(115)	-	(115)

Assets/(Liabilities) at December 31, 2017
State and municipal securities	$-	$75,162	$7,324	$82,486
Mortgage-backed securities – agency /
residential	-	131,180	-	131,180
Corporate securities	-	103,512	-	103,512
Collateralized loan obligations	-	12,799	-	12,799
Interest rate swaps - cash flow hedge	-	(1,010)	-	(1,010)

There were no transfers of financial assets and liabilities among Level 1, Level 2 and Level 3 during the nine months ended September 30, 2018.

The tables below present a reconciliation and income statement classification of gains and losses for all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the three and nine months ended September 30, 2018 and September 30, 2017:

	State and Municipal Securities
	Three Months Ended September 30, 2018	Nine Months Ended September 30, 2018

	(In thousands)
Beginning balance	$7,169	$7,324
Total unrealized gains (losses) included in:
Net income	1	7
Other comprehensive income (loss)	-	-
Sales, calls and prepayments	(80)	(241)
Transfers in and (out) of Level 3	-	-
Balance September 30, 2018	$7,090	$7,090

	State and Municipal Securities
	Three Months Ended September 30, 2017	Nine Months Ended September 30, 2017

	(In thousands)
Beginning balance	$31,595	$31,752
Total unrealized gains (losses) included in:
Net income	1	5
Other comprehensive income (loss)	-	-
Sales, calls and prepayments	(24,195)	(24,356)
Transfers in and (out) of Level 3	-	-
Balance September 30, 2017	$7,401	$7,401

For the three and nine months ended September 30, 2018 and September 30, 2017, there was no other comprehensive income or loss for assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) as a result of consistent mark-to-market valuation. For the three and nine months ended September 30, 2018 and September 30, 2017, the amounts included in net income in the above tables include accretion of any discount on these Level 3 bonds.

The following tables present quantitative information about Level 3 fair value measurements on the Company’s state and municipal securities at September 30, 2018 and December 31, 2017:

September 30, 2018	Fair Value	Valuation Technique	Unobservable Inputs	Range
	(In thousands)
State and municipal securities	$7,090	discounted cash flow	discount rate	2.90%-3.40%
Total	$7,090

December 31, 2017	Fair Value	Valuation Technique	Unobservable Inputs	Range
	(In thousands)
State and municipal securities	$7,324	discounted cash flow	discount rate	2.50%-3.00%
Total	$7,324

Financial Assets and Liabilities Measured on a Nonrecurring Basis

Financial assets and liabilities measured at fair value on a nonrecurring basis were not material as of September 30, 2018 and December 31, 2017.

Nonfinancial Assets and Liabilities Measured on a Nonrecurring Basis

Nonfinancial assets and liabilities measured at fair value on a nonrecurring basis were not material as of September 30, 2018 and December 31, 2017.

Fair Value of Financial Instruments

The estimated fair values, and related carrying amounts, of the Company’s financial instruments are as follows:

		Fair Value Measurements at September 30, 2018:
	Carrying Amount	Level 1	Level 2	Level 3	Total
	(In thousands)
Financial assets:
Cash and cash equivalents	$39,188	$39,188	$-	$-	$39,188
Time deposits with banks	254	254	-	-	254
Securities available for sale	335,025	-	327,935	7,090	335,025
Securities held to maturity	251,188	-	239,215	2,421	241,636
Bank stocks	26,021	n/a	n/a	n/a	n/a
Loans held for sale	2,228	2,451	-	-	2,451
Loans held for investment, net	2,905,665	-	-	2,814,414	2,814,414
Accrued interest receivable	13,091	-	13,091	-	13,091
Interest rate swap - cash flow hedge	176	-	176	-	176

Financial liabilities:
Deposits	$3,059,947	$-	$3,054,183	$-	$3,054,183
Federal funds purchased and sold under
agreements to repurchase	8,622	-	8,622	-	8,622
Short-term borrowings	183,060	-	183,060	-	183,060
Subordinated debentures	65,127	-	-	63,001	63,001
Long-term borrowings	50,000	-	49,859	-	49,859
Accrued interest payable	1,751	-	1,751	-	1,751
Interest rate swap - cash flow hedge	115	-	115	-	115

		Fair Value Measurements at December 31, 2017:
	Carrying Amount	Level 1	Level 2	Level 3	Total
	(In thousands)
Financial assets:
Cash and cash equivalents	$51,553	$51,553	$-	$-	$51,553
Time deposits with banks	254	254	-	-	254
Securities available for sale	329,977	-	322,653	7,324	329,977
Securities held to maturity	259,916	-	255,189	2,476	257,665
Bank stocks	24,419	n/a	n/a	n/a	n/a
Loans held for sale	1,725	1,898	-	-	1,898
Loans held for investment, net	2,782,413	-	-	2,771,262	2,771,262
Accrued interest receivable	11,441	-	11,441	-	11,441

Financial liabilities:
Deposits	$2,941,627	$-	$2,937,584	$-	$2,937,584
Federal funds purchased and sold under
agreements to repurchase	44,746	-	44,746	-	44,746
Short-term borrowings	157,444	-	157,444	-	157,444
Subordinated debentures	65,065	-	-	61,129	61,129
Long-term borrowings	70,000	-	70,141	-	70,141
Accrued interest payable	1,930	-	1,930	-	1,930
Interest rate swap - cash flow hedge	1,010	-	1,010	-	1,010

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

Certain financial instruments and all nonfinancial instruments are excluded from the disclosure requirements. Therefore, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions are used by the Company in estimating fair value disclosures for financial instruments:

(a)	Cash and Cash Equivalents

The carrying amounts of cash and short-term instruments approximate fair values (Level 1).

(b)	Securities and Bank Stocks

Fair values for securities available for sale and held to maturity are generally determined through the utilization of evaluated pricing models that vary by asset class and incorporate available market information (Level 2). The evaluated pricing models apply available information, as applicable, through processes such as benchmark curves, benchmarking of like securities, sector groupings and matrix pricing to prepare evaluations. These models assess interest rate impact, develop prepayment scenarios and take into account market conventions. For positions that are not traded in active markets or are subject to transfer restrictions (i.e., bonds valued with Level 3 inputs), management uses a combination of reviews of the underlying financial statements, appraisals and management’s judgment regarding credit quality and intent to sell in order to determine the value of the bond.

It is not practical to determine the fair value of bank stocks due to restrictions placed on the transferability of FHLB stock, Federal Reserve Bank stock, Bankers’ Bank of the West stock and Pacific Coast Bankers’ Bank stock. These three stocks comprise the majority of the balance of the Company’s bank stocks.

(c)	Loans Held for Investment

Beginning in the first quarter 2018, the fair value of loans was determined using an exit price methodology as prescribed by ASU 2016-01, which became effective in the first quarter 2018. The exit price estimation of fair value is based on the present value of the expected cash flows. The projected cash flows are based on the contractual terms of the loans, adjusted for prepayments and use of a discount rate based on the relative risk of the cash flows, taking into account the loan type, maturity of the loan, liquidity risk, servicing costs, and a required return on debt and capital (Level 3). In addition, an incremental liquidity discount is applied to certain loans, using historical sales of loans during periods of similar economic conditions as a benchmark. In comparison, loan fair values as of December 31, 2017 were estimated based on an entrance price methodology. As a result, the fair value adjustments as of September 30, 2018 and December 31, 2017 are not comparable.

(d)	Loans Held for Sale

Loans held for sale are carried at the lower of cost or fair value, with fair value determined by the sales price agreed upon in negotiation with the purchaser (Level 1).

(e)	Deposits

The fair values of demand deposits (e.g., interest and non-interest checking, passbook savings and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amount) (Level 2). The carrying amounts of variable rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date (Level 2). Fair values for fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits (Level 2).

(f)	Short-term Borrowings

The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within 90 days approximate their fair values (Level 2).

(g)	Long-term Borrowings

The fair values of the Company’s long-term borrowings are estimated using discounted cash flow analyses based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements (Level 2).

(h)	Subordinated Debentures

The fair values of the Company’s subordinated debentures are estimated using discounted cash flow analyses based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements (Level 3).

(i)	Accrued Interest Receivable/Payable

The carrying amounts of accrued interest approximate fair value (Level 2).

(j)	Interest Rate Swaps

The fair value of interest rate swaps is determined using the market standard methodology of netting the discounted future fixed cash payments (or receipts) and the discounted expected variable cash receipts (or payments). The variable cash receipts (or payments) are based on the expectation of future interest rates (forward curves) derived from observed market interest rate curves (Level 2).

(k)	Off-balance Sheet Instruments

Fair values for off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The fair value of commitments is not material.

(10)	Derivatives and Hedging Activities

The Company is exposed to certain risks arising from both its business operations and economic conditions. The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Company utilizes derivative financial instruments to assist in the management of interest rate risk, primarily helping to secure long-term borrowing rates. Specifically, the Company enters into derivative financial instruments to manage exposures that arise from business activities that result in the payment or receipt of future known and uncertain cash amounts, the value of which are determined by interest rates. The Company’s derivative financial instruments are used to manage differences in the amount, timing and duration of the Company’s known or expected cash payments or receipts principally related to certain variable-rate borrowings. The Company does not use derivatives for trading or speculative purposes.

The table below presents the fair value of the Company’s derivative financial instruments as well as their classification on the consolidated balance sheet as of September 30, 2018 and December 31, 2017:

	Balance	Fair Value
	Sheet	September 30,	December 31,
	Location	2018	2017

		(In thousands)
Derivatives designated as hedging instruments
Assets:
Interest rate swaps	Other assets	$176	$-
Liabilities:
Interest rate swaps	Other liabilities	$115	$1,010

The Company’s objectives in using interest rate derivatives are to add stability and predictability to interest expense and to manage the Company’s exposure to interest rate movements. To accomplish these objectives, the Company primarily uses interest rate swaps as part of its interest rate risk management strategy. For hedges of the Company’s variable-rate borrowings, interest rate swaps designated as cash flow hedges involve the receipt of variable amounts from a counterparty in exchange for the Company making fixed payments. As of September 30, 2018, and December 31, 2017, the Company had two forward-starting interest rate swaps with an aggregate notional amount of $50,000,000 that were each designated as cash flow hedges associated with the Company’s forecasted variable-rate borrowings. The first $25,000,000 swap became effective in June 2015 at a fixed rate of 2.46% and matures in June 2020. The second $25,000,000 swap became effective in March 2016 at a fixed rate of 3.00% and matures in March 2021.

Summary information about the interest-rate swaps designated as cash flow hedges as of September 30, 2018 and December 31, 2017 is included in the table below:

	September 30, 2018	December 31, 2017

	(Dollars in thousands)
Notional amounts	$50,000	$50,000
Weighted average pay rates	2.73%	2.73%
Weighted average receive rates	3 month LIBOR	3 month LIBOR
Weighted average maturity	2.1 years	2.9 years
Unrealized gains (losses), net	$61	$(1,010)

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in AOCI and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. The

Company’s cash flow hedges are used to hedge the forecasted variable cash outflows associated with forecasted issuances of FHLB advances. During the nine months ended September 30, 2018 and September 30, 2017, the income statement effect of hedge ineffectiveness was not material.

Amounts reported in AOCI related to derivatives will be reclassified to interest expense as interest payments are made on the Company’s variable-rate liabilities. Management expects that, during the next 12 months, less than $1,000 will be reclassified from AOCI into interest expense.

The Company executes interest rate swaps with commercial banking customers to facilitate their respective risk management strategies. Those interest rate swaps are simultaneously hedged by offsetting interest rate swaps that the Company executes with another third party, such that the Company minimizes its net risk exposure resulting from such transactions. As the interest rate swaps associated with this program do not meet the strict hedge accounting requirements, changes in the fair value of both the customer swaps and the offsetting swaps are recognized directly in earnings. The impact of these customer interest rate swaps on the Company’s financial statements was immaterial for the periods covered by this report.

The table below presents the effect of the Company’s derivative financial instruments on both comprehensive income and net income for the three and nine months ended September 30, 2018 and September 30, 2017:

	Income	Three Months Ended		Nine Months Ended
Interest Rate Swaps with	Statement	September 30,		September 30,
Hedge Designation	Location	2018	2017	2018	2017

		(In thousands)
Gain or (loss) recognized in OCI on
derivative - net of tax	Not applicable	$76	$20	$609	$(116)
(Gain) or loss reclassified from
accumulated OCI into income
(effective portion) - net of tax	Interest expense	39	118	198	378

The Company has agreements with its derivative counterparties that contain a cross-default provision whereby if the Company defaults on any of its indebtedness, including default where repayment of the indebtedness has not been accelerated by the lender, then the Company could also be declared in default on its derivative obligations.

The Company has minimum collateral posting thresholds with certain of its derivative counterparties and as of September 30, 2018 had posted $3,584,000 against its obligations under these agreements. If the Company had breached any of these provisions at September 30, 2018, it could have been required to settle its obligations under the agreements at the termination value.

(11)	Accumulated Other Comprehensive Income

The following table summarizes the changes within each classification of accumulated other comprehensive income (loss) (“AOCI”) net of tax for the three and nine months ended September 30, 2018 and September 30, 2017:

	Unrealized Gains and Losses on Available for Sale Securities	Unrealized Gains and Losses on Held to Maturity Securities	Unrealized Gains and Losses on Cash Flow Hedges	Total
	(In thousands)
Balance, July 1, 2017	$(2,575)	$(1,526)	$(1,011)	$(5,112)
Other comprehensive income (loss)
before reclassifications, net of tax	56	-	20	76
Net unrealized losses on securities transferred
from available for sale, to held to maturity
net of tax	-	-	-	-
Amounts reclassified from accumulated
other comprehensive income (loss), net of tax	53	74	118	245
Net other comprehensive income (loss)	109	74	138	321
Balance, September 30, 2017	$(2,466)	$(1,452)	$(873)	$(4,791)

Balance, January 1, 2017	$(3,913)	$(1,678)	$(1,135)	$(6,726)
Other comprehensive income (loss)
before reclassifications, net of tax	1,394	-	(116)	1,278
Net unrealized losses on securities transferred
from available for sale, to held to maturity
net of tax	-	-	-	-
Amounts reclassified from accumulated
other comprehensive income (loss), net of tax	53	226	378	657
Net other comprehensive income (loss)	1,447	226	262	1,935
Balance, September 30, 2017	$(2,466)	$(1,452)	$(873)	$(4,791)

Balance, July 1, 2018	$(8,249)	$(1,514)	$6	$(9,757)
Other comprehensive income (loss)
before reclassifications, net of tax	(1,952)	-	76	(1,876)
Net unrealized losses on securities transferred
from available for sale, to held to maturity
net of tax	-	-	-	-
Amounts reclassified from accumulated
other comprehensive income (loss), net of tax	-	77	39	116
Net other comprehensive income (loss)	(1,952)	77	115	(1,760)
Balance, September 30, 2018	$(10,201)	$(1,437)	$121	$(11,517)

Balance, January 1, 2018	$(2,751)	$(1,377)	$(566)	$(4,694)
Other comprehensive income (loss)
before reclassifications, net of tax	(6,845)	-	609	(6,236)
Net unrealized losses on securities transferred
from available for sale, to held to maturity
net of tax	-	-	-	-
Amounts reclassified from accumulated
other comprehensive income (loss), net of tax	(12)	238	198	424
Net other comprehensive income (loss)	(6,857)	238	807	(5,812)
Reclassification of stranded tax effect	(593)	(298)	(120)	(1,011)
Balance, September 30, 2018	$(10,201)	$(1,437)	$121	$(11,517)

The following table summarizes the significant amounts reclassified out of each component of AOCI for the three and nine months ended September 30, 2018 and September 30, 2017:

Details about					Affected Income Statement
AOCI Components	Amount Reclassified from AOCI				Line Item
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
	(In thousands)
Unrealized gains and losses on
available for sale securities	$-	$86	$(16)	$86	(Gain) loss on the sale of securities
	-	(33)	4	(33)	Income tax effect
	$-	$53	$(12)	$53	Net income
Unrealized gains and losses on
held to maturity securities	$102	$120	$316	$365	Interest income
	(25)	(46)	(78)	(139)	Income tax effect
	$77	$74	$238	$226	Net income
Unrealized gains and losses on
cash flow hedges	$52	$190	$263	$609	Interest expense
	(13)	(72)	(65)	(231)	Income tax effect
	$39	$118	$198	$378	Net income
Total reclassifications
for the period	$116	$245	$424	$657	Net income

(12)	Stock-Based Compensation

Under the Company’s Incentive Plan, which expired by its terms on April 4, 2015, the Company’s Board of Directors had the authority to grant stock-based compensation awards prior to the plan’s expiration. Under the 2015 Plan, which was approved by the Company’s stockholders at the May 5, 2015 annual meeting, the Company’s Board of Directors maintains the authority to grant stock-based compensation awards to nonemployee directors, key employees, consultants and prospective employees.

Stock-based compensation awards issuable under the 2015 Plan include, and that were issuable under the Incentive Plan, included, the grant of stock-based compensation awards in the form of options, restricted stock awards, restricted stock unit awards, performance stock awards, stock appreciation rights and other equity based awards. Likewise, the Incentive Plan provided for, and the 2015 Plan provides, that eligible participants may be granted shares of Company common stock that are subject to forfeiture until the grantee vests in the stock award based on the established conditions, which may include service conditions, established performance measures or both.

Prior to the vesting of stock awards that are subject to a service vesting condition, each grantee has the rights of a stockholder with respect to voting the shares of stock represented by the award. The grantee is not entitled to dividend rights with respect to the shares of stock until vesting occurs. Prior to vesting of the stock awards with performance vesting conditions, each grantee has the rights of a stockholder with respect to voting of the shares of stock represented by the award. The recipient is generally not entitled to dividend rights with respect to unvested shares. Other than the stock awards with service and performance-based vesting conditions, no other grants have been made under the Incentive Plan or the 2015 Plan.

Under the provisions of the 2015 Plan and the Incentive Plan, grants of stock-based compensation awards of 935,000 and 1,700,000 shares, respectively, were authorized, subject to adjustments upon the occurrence of certain events. As of September 30, 2018, there were 312,056 and 118,445 outstanding awards under the 2015 Plan and the Incentive Plan, respectively. As of September 30, 2018, there were 497,975 shares remaining available for grant under the 2015 Plan.

Of the 430,501 shares represented by unvested awards at September 30, 2018, approximately 417,000 shares are expected to vest. At September 30, 2018, there were 270,064 shares of restricted stock outstanding that were subject to a performance condition. As of September 30, 2018, management expects that approximately 264,000 of these shares will vest and that the remaining shares will expire unvested. The performance shares that are expected to vest relate to awards granted to various key employees from March 2014 through May 2018. The vesting of these performance shares is contingent upon meeting certain return on average asset performance measures. The performance-based shares awarded in 2014, 2016, 2017 and 2018 each include a “threshold” and “target” performance level, with vesting determined based on where actual performance falls in relation to the numeric range represented by these performance criteria. As of September 30, 2018, management expected that all of the performance awards made in 2014, 2016, 2017 and 2018 not forfeited from a failure by the grantee to provide the requisite service will vest, which is consistent with the level of expense currently being recognized over the vesting period. Should this expectation change, the recognition of compensation expense in future periods could be impacted.

A summary of the status of unearned stock awards and the change during the nine months ended September 30, 2018 is presented in the table below:

	Shares	Weighted Average Fair Value on Award Date
Unearned at January 1, 2018	434,149	$17.05
Awarded	135,038	27.95
Forfeited	(13,194)	23.95
Vested	(125,492)	16.44
Unearned at September 30, 2018	430,501	$20.44

The Company recognized $2,585,000 and $2,272,000 in stock-based compensation expense for services rendered for the nine months ended September 30, 2018 and September 30, 2017, respectively. The total income tax benefit recognized on share-based compensation recorded during the nine months ended September 30, 2018 and September 30, 2017, was $638,000 and $864,000, respectively. The Company recognized $819,000 and $769,000 in stock-based compensation expense for services rendered for the three months ended September 30, 2018 and September 30, 2017, respectively. The total income tax benefit recognized on share-based compensation recorded during the three months ended September 30, 2018 and September 30, 2017, was $202,000 and $293,000, respectively. In addition to the tax benefit on recorded share-based compensation expense, the Company recognized an excess tax benefit of $356,000 and $582,000 during the nine months ended September 30, 2018 and September 30, 2017, respectively. Likewise, the excess tax benefit recognized during the third quarter 2018 and 2017 was $19,000 and $22,000, respectively. The excess tax benefit represents the tax effect of the appreciation of the stock price on vested restricted stock between the grant date and the vesting date multiplied by the number of shares vested during the period. The grant date fair value of restricted stock awards granted in the nine months ended September 30, 2018 and September 30, 2017 was $3,774,000 and $2,845,000, respectively. The fair value of shares that vested in the nine months ended September 30, 2018 and September 30, 2017 was approximately $3,506,000 and $3,567,000, respectively. At September 30, 2018, compensation cost of $4,253,000 related to unvested awards not yet recognized is expected to be recognized over a weighted-average period of 1.1 years.

Pursuant to the terms of the reorganization agreement, upon closing of the merger, shares of restricted stock awarded under the Incentive Plan will vest immediately while shares of restricted stock awarded under the 2015 Plan, subject to certain exceptions, will be converted into restricted stock in Independent, with additional clarification added in the following sentence. For performance-based restricted stock awarded under the 2015 Plan, the related performance criteria will be deemed to have been satisfied at the target level and the restricted-stock will convert to time-based restricted stock in Independent set to vest according to the original vesting schedule.

(13)	Capital Ratios

The following table provides the capital ratios of the Company and Bank as of the dates presented, along with the applicable regulatory capital requirements:

	Ratio at September 30, 2018	Ratio at December 31, 2017	Minimum Requirement for “Adequately Capitalized” Institution plus fully phased in Capital Conservation Buffer	Minimum Requirement for "Well-Capitalized" Institution
Common Equity Tier 1 Risk-Based
Capital Ratio
Consolidated	10.98%	10.57%	7.00%	N/A
Guaranty Bank and Trust Company	12.46%	12.29%	7.00%	6.50%

Tier 1 Risk-Based Capital Ratio
Consolidated	11.75%	11.36%	8.50%	N/A
Guaranty Bank and Trust Company	12.46%	12.29%	8.50%	8.00%

Total Risk-Based Capital Ratio
Consolidated	13.71%	13.36%	10.50%	N/A
Guaranty Bank and Trust Company	13.20%	13.03%	10.50%	10.00%

Leverage Ratio
Consolidated	10.46%	10.21%	4.00%	N/A
Guaranty Bank and Trust Company	11.10%	11.05%	4.00%	5.00%

(14)	Revenue

On January 1, 2018, the Company implemented accounting standards update 2014-09 Revenue from Contracts with Customers, codified at ASC 606. The majority of the Company’s revenues are generated through interest earned on loans, securities and other sources which fall outside the scope of ASC 606. Revenue earned by the Company subject to ASC 606 was primarily comprised of deposit service charges, investment management fees and other noninterest income.

The Company adopted ASC 606 using the modified retrospective transition method. As of December 31, 2017, the Company had no uncompleted customer contracts and as a result no cumulative transition adjustment was posted to the Company’s accumulated deficit during 2018. Results for reporting periods beginning January 1, 2018 are presented under ASC 606 while prior period amounts continue to be reported under legacy GAAP.

All of the Company’s revenue that is subject to ASC 606 is included in noninterest income, however not all noninterest income is subject to ASC 606. The following table presents the Company’s sources of noninterest income for the three and nine months ended September 30, 2018 and September 30, 2017. Totals in the table may not agree to the amounts included in the Company’s consolidated statements of income as certain sources of revenue not subject to ASC 606 are excluded from the table.

A.

		Three Months Ended		Nine Months Ended
	Income Statement Location	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017

		(In thousands)
Overdraft related
income	Deposit service and other fees	$836	$875	$2,482	$2,603
Deposit service income	Deposit service and other fees	170	155	541	461
Analysis income	Deposit service and other fees	510	527	1,458	1,519
Wire fee income	Deposit service and other fees	88	59	253	168
Interchange income	Deposit service and other fees	1,798	1,688	5,161	4,919
Safe deposit box rental
income	Deposit service and other fees	57	54	180	176
Other fee income	Deposit service and other fees	54	126	160	216
Subtotal		$3,513	$3,484	$10,235	$10,062

Trust fee income	Investment management and trust	$784	$567	$1,922	$1,691
Investment advisory
income	Investment management and trust	1,966	911	5,592	2,791
Subtotal		$2,750	$1,478	$7,514	$4,482

Gain (loss) on sale of
assets	Other noninterest income	$681	$2	$954	$259
Other	Other noninterest income	112	200	359	420
Subtotal		$793	$202	$1,313	$679

A description of the Company’s revenue streams accounted for under ASC 606 follows.

Overdraft-related income: The Company earns fees from its deposit customers for overdrafts and for maintaining accounts in an overdraft position. Overdraft fees are recognized at the point in time that the overdraft occurs or each day that an account remains in an overdraft position, which is the same time the Company’s performance obligation is satisfied.

Deposit service income: The Company earns fees from its deposit customers for transaction-based and account maintenance services. Transaction-based fees, which include stop-payment fees, statement rendering and check printing are recognized at the time the transaction is executed, which is the same time the Company’s performance obligation is satisfied. Account maintenance fees, which relate primarily to monthly maintenance, are earned over the course of the month as the monthly maintenance performance obligation to the customer is satisfied.

Analysis Income: For deposit customers on account analysis, a variety of services are provided by the Bank. Services are charged in aggregate to customers on analysis over an established period. Services include remote deposit capture, merchant services, lockbox, ACH transmission, positive pay and cash sweep services. Because the performance obligation of providing the agreed upon services is satisfied monthly, recognition of revenue occurs monthly.

Interchange Income: The Company earns interchange income from cardholder transactions conducted with merchants, through various interchange networks with which the Company participates. Interchange fees from cardholder transactions represent a percentage of the underlying transaction value and are recognized daily, as transaction processing services are provided to the deposit customer.

Investment advisory and trust fee income: The Company earns investment advisory and trust fee income by providing investment management and trust services to customers under investment management and trust contracts. These fees are earned over time based on the assets under management by the Company as of each quarter-end. As the direction of investment management and trust accounts is provided over time, the performance obligation to investment management and trust customers is satisfied over time and revenue is recognized over time.

Significant judgments made by the Company in recognizing revenue from contracts with customers include the estimation of variable consideration, primarily related to the refunding of deposit service fees and the recognition of investment management fees on a straight-line basis over time. The Company’s estimate for refund obligations is based on historical trends and was not material as of September 30, 2018 or December 31, 2017. Investment management fees are recognized over time on a straight-line basis because the provision of advisory services occurs evenly over time and the straight-line method depicts the satisfaction of the Company’s performance obligation to the customer.

With respect to deposit service charges, the deposit service charge is generated and revenue is recognized as customer activity occurs, which is also at the time the performance obligation is satisfied. As a result, the Company typically does not have contract liabilities, or unsatisfied performance obligations with deposit customers as of quarter-end. The majority of the Company's investment management fee revenue is billed quarterly in advance after each quarter end resulting in a contract liability balance being recorded as of the date of the billing. A limited amount of investment management fee revenue is billed in arrears, resulting in a contract asset being recorded as of quarter-end. The Company’s performance obligation for investment management contracts with customers is satisfied evenly over time on a straight-line basis as investment management services are provided to the customer. This pattern of revenue recognition reflects the underlying provision of investment management services to the customer throughout the quarter. Because investment management fees are billed quarterly and earned during the quarter, the Company typically does not have contract liabilities or unsatisfied performance obligations with investment management customers as of quarter-end.

As of both September 30, 2018 and December 31, 2017, the Company had an immaterial amount of contract assets outstanding.

(15)    Legal Contingencies

The Company and the Bank are defendants, from time to time, in legal actions at various points of the legal process, including appeals, arising from transactions conducted in the ordinary course of business. Management believes, after consultation with legal counsel, that it is not probable that current legal actions will result in an unfavorable outcome that has a material adverse effect on the Company’s consolidated financial position, results of operations, comprehensive income or cash flows. In the event that such legal action results in an unfavorable outcome, the resulting liability could have a material adverse effect on the Company’s consolidated financial position, results of operations, comprehensive income or cash flows.

A putative securities class action complaint was filed in the United States District Court for the District of Colorado on August 22, 2018, against the Company, the members of the Company’s Board of Directors and Independent. The complaint alleged, among other things, that the defendants violated Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended, and certain rules and regulations promulgated thereunder by not disclosing certain allegedly material facts in the Joint Proxy Statement/Prospectus dated as of August 15, 2018 that was filed by the Company and Independent with the SEC on August 16, 2018.
The Company believes that the claims asserted in the lawsuit are without merit. However, to avoid the risk that the lawsuit may delay or otherwise adversely affect the consummation of the Merger and to minimize the expense of defending the lawsuit, on September 17, 2018, the Company filed a Current Report on Form 8-K in which it voluntarily made certain supplemental disclosures related to the Merger.

(16)    Subsequent Events

On October 29, 2018 the Company’s Board of Directors declared a quarterly cash dividend of 16.25 cents per share, payable on November 15, 2018 to stockholders of record on November 8, 2018.